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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

HOSPITALITY PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)
1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts 02458
(Address of Principal Executive Offices) (Zip Code)

617-964-8389
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/
/    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/
/    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/
/    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/
/    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

        As previously reported, in September 2006 we agreed to acquire TravelCenters of America, Inc., or TravelCenters. If we complete the acquisition of TravelCenters, we intend to simultaneously restructure the business of TravelCenters as more fully described below and to distribute all of the common shares of our subsidiary, TravelCenters of America LLC, or TA, to our shareholders in a spin off transaction.

        TA's registration statement relating to the anticipated spin off has not been declared effective by the Securities and Exchange Commission, or SEC, and may be amended prior to its effectiveness. TA's common shares may not be distributed prior to the time the registration statement becomes effective. There shall not be any distribution of TA common shares in any state in which such distribution would be unlawful prior to registration or qualification under the securities laws of such state.

        We have not yet entered into definitive agreements with TA regarding the terms of the spin off and related transactions, including the lease we describe in this Current Report on Form 8-K. The descriptions in this Current Report on Form 8-K of the lease and the other agreements that we expect to enter with TA include the material terms which we expect as of the date of this Current Report on Form 8-K. The final terms may be different from those that we now expect. Final terms are subject to negotiation between us and TA, and are subject to approval by our Board of Trustees and TA's Board of Directors. The final terms may be influenced by factors which include, but are not limited to, changes in the economy, industry or regulatory changes, or changes in the performance or expected performance of the travel centers we expect to lease to TA. These changes could affect the terms of the lease or other agreements described below and may include, for example, an increase or decrease in the initial capital of TA on the date of the spin off, an increase or decrease in annual minimum rent, percentage rent or term of the lease.

        Unless the context requires otherwise, references in this Current Report on Form 8-K:

  •
  to "HPT", "we", "our" and "us" or similar terms are to Hospitality Properties Trust and its consolidated subsidiaries;

  •
  to "TA" are to TravelCenters of America LLC (which is currently one of our subsidiaries) and its consolidated subsidiaries; and

  •
  to "TravelCenters" are to TravelCenters of America, Inc. (which is the company we have agreed to acquire) and its consolidated subsidiaries.

A. The TA transaction

        In September 2006, we agreed to acquire TravelCenters for approximately $1.9 billion. TravelCenters operates a network of 163 centers that offer various hospitality and fuel services to professional truck drivers and motorists primarily along the U.S. interstate highway system, including 162 locations in 40 states and one in Ontario, Canada.

        We expect that TravelCenters will merge with a newly formed subsidiary of ours, and TravelCenters will be the surviving entity in the merger. We expect that this transaction, which we refer to as the TA transaction, will be funded with cash and that the debt of TravelCenters will be repaid and TravelCenters' credit agreement will be terminated. We expect that the TA transaction will close in early 2007. However, we may terminate the TA transaction for a material adverse change, as defined in the merger agreement, affecting TravelCenters. Also, the transaction may be terminated by us or TravelCenters if the closing has not occurred prior to June 30, 2007, or for other reasons customary in transactions of this type.

        A copy of the merger agreement between us and TravelCenters has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed with the SEC on September 20, 2006. If you want more information about the merger agreement and the various conditions to closing the TA transaction, you should read the entire merger agreement.

        You should note, however, that the merger agreement is not intended as a document for investors to obtain factual information about TravelCenters or any other party. For that information you should refer to the information contained in this report or other filings we make under the Securities Exchange Act of 1934, as amended, or an applicable prospectus. Representations or statements of facts in the merger agreement may be qualified by disclosure schedules or limited by materiality modifiers and by their terms do not survive the closing of the merger. They may, in whole or in part, be provided for the purpose of the parties' confirming certain diligence matters or represent a negotiated allocation of risk between the parties. Representations or statements of facts contained in the merger agreement are not, and should not be construed as, representations by TravelCenters or us to any investor or potential investor.

        If we complete the TA transaction, we intend to simultaneously restructure the business of TravelCenters. As a result of the restructuring, we expect the following to occur:

  •
  TravelCenters will become a subsidiary of another one of our subsidiaries, TA;

  •
  certain real property interests of the 146 travel centers that are operated by TravelCenters and all trademarks, tradenames and certain other assets used in connection with the travel center business will be transferred to subsidiaries of ours that are not owned by TA;

  •
  TA will own all of the working capital of TravelCenters, including assets (primarily consisting of cash, receivables and inventory) net of liabilities (primarily consisting of trade payables and accrued liabilities);

  •
  we will contribute cash to TA so that the sum of its cash, receivables and inventory, net of trade payables and accrued liabilities, will be about $200 million;

  •
  TA will own one travel center in Ontario, Canada; will lease two travel centers from, and manage one travel center for, owners other than us; will be franchisor of 13 travel centers owned and operated by third parties; and will own certain other assets historically owned and used by TravelCenters; and

  •
  we will lease the 146 travel centers we will own to TA, and TA will operate the travel center business formerly conducted by TravelCenters.

        Assuming that we complete the restructuring as described above, we intend to complete a spin off transaction in which we expect the following to occur:

  •
  On the distribution date, we will distribute all of the shares of TA to our common shareholders;

  •
  a lease for the 146 travel centers we own will be effective upon completion of the spin off;

  •
  TA will enter a management and shared services agreement with our manager, Reit Management & Research LLC, or Reit Management;

  •
  TA will provide us a right of first refusal to purchase, lease, mortgage or otherwise finance any interest it owns or acquires in a travel center before it is sold, leased, mortgaged or otherwise financed with another party; and

  •
  TA will agree to indemnify us for liabilities relating to its business and operations for periods before and after the spin off and for liabilities relating to the ownership and operation of the leased travel centers which arise during the term of the lease.

        We expect that our board of trustees will determine the record date for the spin off distribution in early 2007; the record date and the spin off itself are also expected in early 2007. If you hold HPT common shares at the close of business on the record date set for distribution of TA shares, we currently expect that you will receive one TA share for every ten HPT common shares that you own on the record date; if necessary, fractional shares will be distributed.

B. The TravelCenters Business

        Assuming that we complete the TA transaction, the restructuring and the spin off as expected, we will own 146 travel centers and lease them to TA. TA will conduct all of the activities of TravelCenters that we cannot conduct because we are a real estate investment trust, or REIT.

        TravelCenters operates and franchises travel centers primarily along the U.S. interstate highway system. Its customers include long haul trucking fleets and their drivers, independent truck drivers and motorists. At December 11, 2006, the geographically diversified TravelCenters network included 163 travel centers located in 40 states in the U.S. and the province of Ontario, Canada. Many of these travel centers were originally developed more than 25 years ago when real estate locations along the interstate highway system were more readily available than they are today, a factor which we believe would make it difficult to replicate the TravelCenters network. TravelCenters offers a broad range of products and services, including diesel fuel and gasoline, truck repair and maintenance services, full service restaurants, more than 20 different quick service restaurant, or QSR, brands, travel and convenience stores and other driver amenities.

        The typical TravelCenters facility generally offers fuel and non-fuel products and services 24 hours per day, 365 days per year and contains:

  •
  over 20 acres of land with parking for 170 tractor trailers and 100 cars;

  •
  a 150 seat full service restaurant and one to three QSRs that TravelCenters operates as a franchisee under various brands;

  •
  a truck repair facility and parts store;

  •
  multiple diesel and gasoline fueling points; and

  •
  a travel and convenience store, game room, lounge and other amenities for professional truck drivers and motorists.

        In addition, some travel centers include a hotel.

        Properties.    The physical layouts of the travel centers in the TravelCenters network vary from site to site. The majority of the developed acreage at those travel centers consists of truck and car fuel islands, separate truck and car parking lots, a main building, which contains a full service restaurant and one or more QSRs, a travel and convenience store, a truck maintenance and repair shop and other amenities.

        The travel centers we expect to own are geographically diversified, located in 39 states in the U.S. These travel centers and the significant services and amenities that each offered on December 11, 2006, are generally described in the chart below. Each travel center listed below is expected to be owned by us and, except as otherwise noted, it is expected to be leased to and operated by TA.

City	State	Total acres	Building area	Car parking spaces	Truck parking spaces	Gasoline lanes	# Diesel lanes	Store sales area	Full service restaurant	Truck repair facility	QSRs	Hotel
Mobile	AL	15	16,685	77	89	*	6	1,722	*	*
Montgomery(1)	AL	10	15,739	55	125	*	8	1,442	*	*	*
Tuscaloosa	AL	15	28,619	140	151	*	10	2,491	*	*	*
Prescott	AR	26	19,202	144	292	*	10	2,500	*	*	*
West Memphis	AR	47	21,895	76	170	*	8	2,660	*	*	*
Eloy	AZ	22	26,269	87	234	*	12	2,820	*	*	*

Kingman	AZ	28	13,231	100	115	*	9	2,100	*	*	*
Tonopah	AZ	53	21,475	80	407	*	12	3,000	*	*	*
Willcox	AZ	21	16,459	75	229	*	8	2,600	*	*	*
Barstow	CA	25	24,654	122	303	*	16	3,500	*	*	*
Buttonwillow	CA	16	13,880	129	170	*	7	2,500	*	*	*
Coachella	CA	17	30,458	140	205	*	12	2,880	*	*	*
Corning	CA	24	20,945	54	254	*	14	3,696	*	*	*
Ontario East	CA	32	32,696	132	559		16	4,224	*	*	*
Ontario West	CA	35	23,893	76	549	*	10	1,450	*	*	*
Redding	CA	20	17,853	87	196	*	10	2,400	*	*	*
Santa Nella	CA	23	12,904	100	240	*	8	2,200	*	*
Denver East	CO	27	30,676	117	224	*	8	3,000	*	*	*
Denver West	CO	13	12,660	40	163	*	7	2,200	*	*
Limon	CO	11	16,906	60	104	*	12	3,600	*	*	*
Milldale	CT	13	15,580	77	145	*	9	2,153	*	*
New Haven	CT	12	12,953	64	170	*	10	3,000	*	*
Willington	CT	43	19,870	155	240	*	8	2,696	*	*	*
Baldwin(1)	FL	18	15,042	44	137	*	7	2,300	*	*	*
Jacksonville South(1)	FL	19	22,855	90	90	*	7	3,000	*	*	*
Marianna	FL	32	18,028	105	112	*	9	1,800	*	*
Tampa	FL	10	22,094	75	158	*	6	2,500	*	*
Vero Beach	FL	28	16,579	88	162	*	8	1,650	*	*
Wildwood	FL	23	24,022	100	170	*	10	2,832	*	*	*
Atlanta	GA	18	24,180	128	218		10	2,400	*	*	*	*
Atlanta South(1)	GA	29	20,520	100	200	*	8	3,600	*	*	*
Brunswick(2)	GA	28	15,000	91	81		—	—	*
Cartersville	GA	21	30,676	105	212	*	8	3,000	*	*	*
Commerce	GA	13	14,238	80	133	*	8	1,800	*	*
Lake Park(1)	GA	9	14,900	60	75	*	8	1,008	*	*	*
Madison	GA	12	16,446	105	149	*	7	2,400	*	*	*
Savannah	GA	20	15,773	80	175	*	7	2,500	*	*	*
Council Bluffs	IA	11	15,684	84	78	*	8	2,150	*	*	*
Boise	ID	13	20,700	34	95	*	8	2,500	*	*	*
Bloomington	IL	19	14,261	95	147		8	1,600	*	*
Chicago North	IL	63	26,400	105	215	*	10	2,500	*	*	*
Effingham	IL	13	30,397	127	137	*	11	2,789	*	*	*
Elgin	IL	15	20,023	97	92	*	9	3,120	*	*	*
Mt Vernon	IL	33	21,839	97	169	*	8	2,900	*	*	*
Troy	IL	20	24,340	83	87	*	8	2,440	*	*
Clayton(1)	IN	16	14,130	108	100	*	7	3,232	*	*	*
Gary	IN	22	33,344	109	318	*	16	2,102	*	*	*
Lake Station	IN	23	25,130	170	252	*	17	2,896	*	*	*
Porter	IN	35	22,000	51	212	*	12	2,330	*	*	*
Seymour	IN	16	15,807	55	167	*	9	1,440	*	*
Whitestown	IN	39	12,953	96	172	*	8	2,800	*	*	*
Florence	KY	11	18,783	87	123	*	8	2,600	*	*
Walton	KY	9	15,988	46	99	*	8	2,500	*	*	*
Lafayette	LA	14	17,034	47	94	*	7	2,400	*	*	*
Slidell	LA	22	20,607	145	159	*	10	2,200	*	*
Tallulah	LA	17	18,625	75	135	*	8	2,500	*	*
Baltimore	MD	21	65,884	92	181		8	3,500	*	*	*	*
Elkton	MD	30	21,576	125	164	*	10	2,800	*	*	*
Jessup	MD	25	88,889	100	453		10	6,400	*	*	*	*
Ann Arbor	MI	32	18,477	90	205	*	10	2,400	*	*
Monroe	MI	33	20,383	105	156	*	8	3,000	*	*	*
Saginaw	MI	11	13,735	84	70	*	8	1,800	*	*
Sawyer	MI	23	27,920	100	140	*	12	3,500	*	*	*
Rogers	MN	12	17,291	93	150	*	8	1,950	*	*
Concordia	MO	20	24,200	100	146	*	10	2,365	*	*	*

Foristell	MO	17	14,162	111	95	*	8	2,000	*	*
Matthews	MO	29	16,815	62	114	*	8	1,920	*	*	*
Oak Grove	MO	15	19,777	97	132	*	10	2,900	*	*	*
Meridian	MS	13	17,330	41	90	*	8	2,000	*	*
Candler	NC	20	12,853	45	98	*	8	1,536	*	*
Greensboro	NC	29	29,508	122	186	*	12	2,798	*	*	*	*
Grand Island	NE	19	19,223	64	82	*	6	2,000	*	*
Ogallala	NE	17	17,594	72	94	*	8	2,516	*	*
Greenland	NH	7	17,361	33	105	*	9	2,646	*
Bloomsbury	NJ	13	23,660	96	129	*	10	2,840	*	*	*
Columbia	NJ	16	17,573	90	185	*	11	2,472	*	*	*	*
Paulsboro	NJ	25	19,206	44	175	*	12	3,165	*	*
Albuquerque	NM	12	20,318	96	150	*	8	1,700	*	*
Gallup	NM	15	17,916	121	76	*	8	1,100	*	*	*	*
Las Cruces	NM	19	30,667	102	232	*	9	3,000	*	*	*
Moriarity	NM	26	18,718	55	245	*	10	2,400	*	*	*
Santa Rosa	NM	25	25,694	57	116	*	11	3,000	*	*	*
Las Vegas	NV	12	20,207	116	144	*	10	2,600		*	*
Mill City	NV	73	38,613	88	152	*	10	2,200	*	*	*	*
Sparks	NV	15	24,827	122	200	*	8	3,000	*	*
Binghamton	NY	10	5,726	55	111	*	8	1,400	*	*
Dansville	NY	16	13,580	86	102	*	12	1,900	*	*		*
Fultonville	NY	15	39,345	32	112	*	10	1,500	*	*		*
Maybrook	NY	16	20,499	85	188	*	12	2,000	*	*	*	*
Pembroke	NY	16	13,807	108	132	*	8	1,800	*	*
Ashland	OH	7	12,888	106	—	*	—	4,000		*	*
Dayton	OH	90	12,281	62	232	*	7	2,300	*	*	*
Hebron	OH	17	20,337	39	141	*	10	2,800	*	*	*
Jeffersonville	OH	12	20,257	87	125	*	8	3,120	*	*	*
Kingsville	OH	37	23,206	51	158	*	10	3,024	*	*	*
Lodi	OH	25	33,775	133	237	*	10	3,000	*	*	*
London	OH	27	19,224	109	185	*	8	2,800	*	*	*
North Canton	OH	11	8,466	77	93		8	950	*	*
Toledo	OH	18	19,156	108	207	*	10	2,116	*	*	*
Youngstown	OH	16	30,466	120	161		10	2,200	*	*
Oklahoma City East	OK	19	26,327	77	175	*	10	2,500	*	*
Oklahoma City West	OK	19	18,622	72	150	*	8	2,800	*	*	*
Sayre	OK	20	10,439	25	101	*	9	1,900		*	*
Portland	OR	20	17,135	30	275	*	8	2,849	*	*	*
Troutdale	OR	25	44,282	73	225	*	10	3,000	*	*	*	*
Barkeyville	PA	61	9,426	135	112	*	8	1,050	*	*	*
Bloomsburg	PA	13	19,105	104	190	*	8	1,885	*	*	*
Brookville	PA	49	20,600	109	264	*	8	2,350	*	*	*	*
Greencastle	PA	24	14,149	114	194	*	12	3,335	*	*		*
Harborcreek	PA	27	25,227	138	266	*	10	2,900	*	*	*	*
Harrisburg	PA	54	20,195	110	178		9	2,200	*	*		*
Lamar	PA	68	11,625	95	168	*	9	1,500	*	*	*
Milesburg	PA	11	8,822	30	122	*	8	1,360	*	*
Manning	SC	15	17,946	80	84	*	8	2,600	*	*	*
Spartanburg	SC	26	31,682	122	187	*	8	1,740	*	*		*
Antioch	TN	22	20,856	158	154	*	9	2,200	*	*	*
Franklin	TN	13	15,922	91	100	*	8	1,500	*	*
Jackson(1)	TN	10	13,527	90	100	*	9	2,784	*	*	*
Knoxville	TN	24	22,868	99	128		10	2,314	*	*		*
Knoxville West(1)	TN	25	22,238	146	176	*	8	1,728	*	*	*
Nashville	TN	17	23,280	230	154		10	2,257	*	*
Amarillo West	TX	25	33,226	150	243	*	8	3,000	*	*	*
Baytown	TX	17	11,715	88	184	*	12	2,800	*	*	*
Big Spring	TX	14	24,772	59	108	*	6	3,100	*	*	*

Dallas South	TX	20	18,081	100	146	*	8	2,400		*	*
Denton(1)	TX	15	19,247	62	110	*	8	2,604	*	*	*
Ganado	TX	11	20,030	87	104	*	8	4,400	*	*	*
New Braunfels	TX	20	19,307	115	298	*	10	2,800	*	*	*
Rockwall	TX	13	16,714	90	100	*	6	2,400		*	*
San Antonio	TX	31	32,750	82	258	*	8	3,000	*	*	*
Sweetwater(1)	TX	18	12,600	43	160	*	8	2,750	*	*	*
Terrell	TX	22	21,683	125	401	*	12	4,100	*	*	*
Parowan	UT	7	9,144	61	48	*	6	2,900		*	*
Salt Lake City	UT	20	18,843	75	191	*	7	2,400	*	*	*
Ashland	VA	19	25,841	98	183	*	8	2,328	*	*		*
Richmond	VA	25	20,453	81	154	*	18	3,000	*	*	*
Roanoke	VA	12	21,033	103	129	*	8	2,000	*	*		*
Wytheville	VA	17	20,654	108	114	*	10	3,044	*	*	*
Seattle East	WA	16	20,365	60	150		6	2,000	*	*
Hudson	WI	15	15,443	30	100	*	7	1,800	*	*
Madison	WI	11	16,446	102	118	*	9	1,600	*	*	*
Hurricane	WV	21	16,544	53	76	*	10	1,500	*	*
Wheeling	WV	8	12,346	36	182		10	2,958	*	*
Cheyenne	WY	23	18,590	66	150	*	10	2,600	*	*	*
Fort Bridger	WY	135	14,646	19	165	*	10	2,800	*	*	*
Rawlins	WY	28	18,594	80	188	*	12	4,100	*	*	*

*
Amenity present at travel center.

(1)
This travel center is expected to be subleased by TA to, and operated by, a TA franchisee.

(2)
In 2006, this travel center was razed and a truck maintenance and repair facility was built on this site. We expect the redevelopment of this site will be completed in 2007.

        In the spin off, we expect to retain the interests in the land and buildings, which were owned by TravelCenters, for 137 of the 146 travel centers we expect to lease to TA, and we expect to retain the interests in the land, but not the buildings, for the remaining nine travel centers we lease to TA.

C. Our lease with TA

        We expect that the lease between us and TA will be effective upon completion of the spin off. A subsidiary of TA is expected to be our tenant and TA and its material subsidiaries will guarantee the tenant's lease obligations. The following is a summary of the currently expected material terms of this lease.

        Operating Costs.    The lease is expected to be a "triple net" lease, which requires TA to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, inventories, service to customers, insurance, real estate and personal property taxes and ground lease payments, if any.

        Minimum Rent.    The lease is expected to require TA to pay minimum rent to us as follows:

Lease Year	Annual Rent (000s)	Per Month (000s)
1	$153,500	$12,792
2	157,000	13,083
3	161,000	13,417
4	165,000	13,750
5	170,000	14,167
Thereafter	175,000	14,583

In addition, minimum rent may increase if we fund or reimburse the cost of renovations, improvements and equipment related to the leased travel centers as described below.

        Improvements.    We expect to agree to provide up to $25 million of funding annually for the first five years of the lease for certain specified improvements to the leased travel centers. This funding is expected to be cumulative, meaning if some portion of the $25 million is not spent in one year it may be drawn by TA from us in subsequent years until December 31, 2015. All improvements are expected to be owned by us. There is not expected to be any adjustment in our minimum rent as we fund these amounts.

        Maintenance and Alterations.    Except for our commitment to fund up to $125 million as described above, TA is expected to be required to maintain, at its expense, the leased travel centers in good order and repair, including structural and non-structural components. TA may request that we fund amounts for renovations, improvements and equipment at the leased travel centers, in addition to the $125 million described above, in return for minimum annual rent increases according to a formula; generally, the amount we fund times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%.

        Percentage Rent.    Starting in 2012, we expect that the lease will require TA to pay us additional rent with respect to each lease year in an amount equal to three percent (3%) of increases in non-fuel gross revenues and three tenths of one percent (0.3%) of increases in gross fuel revenues at each leased travel center over 2011 gross revenue amounts. Percentage rent attributable to fuel sales is expected to be subject to a maximum each year calculated by reference to changes in the consumer price index.

        Term.    The term of the lease is expected to expire on December 31, 2022.

D. Risk Factors

        Owners of our securities are exposed to the risks that affect our business and indirectly to the risks that affect the businesses of our tenants and property operators. If we close the TA transaction as expected, TA will be responsible for about 33% of our net revenues and we and our investors will, accordingly, become exposed to various risks affecting TA's business. The material risks affecting us are described in our Annual Report on Form 10-K for the year ended December 31, 2005, or 2005 Annual Report, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. Additional risks presented by our expected acquisition of TravelCenters, the related restructuring and spin off are described below. These may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also adversely affect our business operations, financial results or business prospects. If any of the events or circumstances described actually occur, our business, financial condition, results of operations or business prospects could suffer and the trading price of our securities could decline.

The TA transaction may not close.

        We expect to complete the TA transaction in early 2007. Completion of the TA transaction is subject to various conditions, including receiving certain regulatory approvals and third party consents. We cannot provide assurance that all of these conditions will be satisfied. Among other things, regulatory approvals and third party consents may be delayed or denied.

        In order to maintain our tax status as a REIT, when we acquire TravelCenters, we expect to complete the spin off of TA. The spin off is dependent on TA's registration statement being declared effective by the SEC and other filings with the SEC being made. The effectiveness of the registration statement for the spin off is subject to the SEC review and comment process, which we do not control.

        If the TA transaction is not completed, shares of TA will not be distributed to our common shareholders, and our actual revenues and income will be less than if the transaction closed and the lease with TA commenced.

We may be unable to access the capital necessary to finance the TA transaction.

        Our obligation to purchase TravelCenters is not subject to a financing contingency. We have arranged interim financing for the TA transaction. The interim financing is subject to definitive documentation and other customary conditions, and there can be no assurance that all such conditions will be satisfied or that alternate interim financing will be available or, if available, will be on terms favorable to us.

        Assuming we acquire TravelCenters with short term financing, we currently anticipate financing this transaction in the longer term by issuing equity and debt securities. We believe we will be able to raise the required equity and debt capital to permanently finance the TA transaction, but there can be no assurance that long term financing will be available or, if available, will be on terms favorable to us. Our ability to raise reasonably priced capital is dependent on many factors, including some beyond our control, such as market conditions. If we are unable to access the capital markets or to raise capital at a reasonable cost, the TA transaction may not provide any financial benefit to us and may cause us to experience losses.

The market price of the TA shares we expect to distribute in the spin off may be low.

        The value of the TA shares we expect to distribute to our shareholders in the spin off will be determined by the trading market for those shares. We do not know the price at which the TA shares will trade. Spin off transactions often result in a large number of shareholders who desire to sell distributed shares because the shares do not match those shareholders' investment guidelines or otherwise. The TA shares which we distribute may have a low valuation.

The loss of our tax status as a REIT or tax authority challenges could have significant adverse consequences and reduce the market price of the securities that you hold.

        We generally do not pay federal and state income taxes because we are a REIT. However, our continued qualification as a REIT is dependent upon our compliance with complex provisions of the Internal Revenue Code of 1986, as amended, or IRC, and only limited judicial or administrative interpretations exist for some of these provisions. We believe that the TA transaction, if completed, and the related restructuring and spin off of TA will allow us to continue to qualify as a REIT and will not result in material tax liabilities. However, we can provide no assurance that, upon review or audit, the Internal Revenue Service, or IRS, will agree with our conclusions. If the IRS were to successfully challenge our conclusions, material amounts of federal and state income taxes may result and the market price of the securities that you hold would likely decline. For further discussion of tax considerations arising from the TA transaction and related transactions, see Part E. Supplemental Federal Income Tax Considerations, below.

TA's operating margins will be narrow.

        TravelCenters' total operating revenues for the nine months ended September 30, 2006, were $3.7 billion; and TravelCenters' cost of goods sold (excluding depreciation) and operating expenses for the same period totaled $3.5 billion. Fuel sales in particular generate low gross margins. TravelCenters' fuel sales for the nine months ended September 30, 2006 were $3.0 billion and TravelCenters generated a gross profit on fuel sales of $111.0 million. A small decline in TA's future revenues or increase in TA's future expenses, especially revenues and expenses related to fuel, may have a material adverse effect upon TA's income or may jeopardize TA's ability to pay rent to us.

The price of fuel can be volatile.

        TravelCenters purchases fuel at rates that fluctuate with market prices and are reset daily. TravelCenters resells fuel at rates it establishes daily. In the future, numerous factors beyond TA's control, including global demand for fuel and other petroleum products, speculative trading, natural disasters, terrorism, wars or political events in oil producing regions of the world may result in periods of rapid fluctuations in its cost of fuel. When TA's cost to purchase fuel increases rapidly, TA may not be able to increase its fuel sales prices at the same rate as the increase in fuel costs. When the market price of fuel declines rapidly, the value of any inventory may decline, and TA may have to sell its fuel inventory for less than what TA paid for it. Volatility in the fuel market may have a material adverse effect on TA's income and may jeopardize TA's ability to pay rent to us.

An interruption in TA's fuel supplies would materially adversely affect TA's business.

        To mitigate the risks arising from fuel price volatility, TravelCenters generally maintains limited inventories of fuel. In the future, an interruption in TA's fuel supplies would materially and adversely affect its business. Interruptions in fuel supplies may be caused by local conditions, such as a malfunction in a particular pipeline or terminal, or by national or international conditions, such as government rationing, acts of terrorism, war and the like. Any limitation in available fuel supplies, which causes a decline in truck freight or which limits the fuel TA can offer for sale, may have a material adverse effect on TA's sales of fuel and non-fuel products and services or may cause TA to experience losses and jeopardize TA's ability to pay rent to us.

If TA loses the ability to pay for fuel after delivery, TA's working capital requirements may increase.

        TravelCenters' suppliers historically have agreed to permit TravelCenters to pay for fuel after it is delivered. These terms may be changed by TA's suppliers. If TA's suppliers require TA to pay for fuel prior to delivery, the working capital required to operate TA's business will increase. An increase in TA's working capital requirements may reduce TA's financial flexibility, increase TA's expenses and may cause TA to experience losses and jeopardize TA's ability to pay rent to us.

Compliance with environmental laws may be costly.

        The travel centers we expect to own and that TA is expected to operate include fueling areas, truck repair and maintenance facilities and tanks for the storage of petroleum products and other hazardous substances, all of which create the potential for environmental damages. As a result, TA is expected to regularly incur environmental clean up costs. As of September 30, 2006, TravelCenters had an accrued liability of $11.8 million for environmental remediation costs. This amount has been determined by TravelCenters and reviewed by a third party environmental engineering firm.

        In the lease that we expect to enter into with TA at the time the TA transaction closes and the spin off occurs, TA will agree to indemnify us from all environmental liabilities arising at any TravelCenters property during the term of the lease. Despite this indemnity, various federal and state laws impose environmental liabilities upon property owners, such as us, for any environmental damages arising on properties they own or occupy, and we cannot be assured that we will not be held liable for environmental clean up at TravelCenters sites, or for future environmental damages at sites we own and lease to TA. As an owner or previous owner of properties which contain environmental hazards, we also may be liable to pay damages to governmental agencies or third parties for costs and damages they incur arising from environmental hazards at the properties. Moreover, the costs and damages which may arise from environmental hazards are often difficult to project and TA may not have sufficient resources to pay its environmental liabilities.

E. Supplemental Federal Income Tax Considerations

        The following summary of federal income tax considerations relating to the acquisition, ownership and disposition of our shares and TA common shares supplements and updates the more detailed description of the tax considerations contained in our 2005 Annual Report; it also summarizes how our acquisition of TravelCenters and the spin off of TA would affect our shareholders and our REIT qualification and taxation under the IRC, in each case assuming that these transactions are consumated as currently contemplated. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussion in the section of our 2005 Annual Report captioned "Federal Income Tax Considerations", as supplemented by the discussion in this section, is accurate in all material respects and fairly summarizes the federal income tax considerations discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion, in our 2005 Annual Report and in this section, Sullivan & Worcester LLP has given opinions to the effect that we have been organized and have qualified as a REIT under the IRC, for each taxable year commencing with our taxable year ending December 31, 1995, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC. These opinions are based upon representations that we have made as to our current expectations of the final terms of our lease with TA and other contracts, and are conditioned upon the assumptions that such lease and other contracts, our declaration of trust and bylaws, the transaction agreement and all other legal documents to which we or TA have been or will be a party, have been and will be complied with by all parties to these documents and upon the accuracy and completeness of the factual matters described in this Current Report. The opinions of Sullivan & Worcester LLP are based on the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, an opinion of counsel is not binding on the IRS or the courts. The IRS or a court could, for example, take a different position, which could result in significant tax liabilities for applicable parties, from that expressed by counsel with respect to our acquisition of TravelCenters, the restructuring so as to divide the travel center business between us and TA, the spin off of TA, or any other matter described in this summary.

        The IRC imposes upon us various REIT qualification tests discussed more fully in our 2005 Annual Report. We believe that we have operated in a manner to satisfy these various REIT qualification tests; while we also believe that we will operate in a manner that continues to satisfy these various REIT qualification tests, counsel has not reviewed and will not review our compliance with these tests on a continuing basis. The following discussion summarizes how the acquisition of TravelCenters, and the related restructuring and spin off of TA, affect our REIT qualification and taxation under the IRC, in each case assuming that these transactions are consummated as currently contemplated. Our actual qualification as a REIT will depend upon our ability to meet, and our meeting, through actual annual operating results and distributions, the various REIT qualification tests imposed under the IRC.

        The following summary of federal income tax considerations is based on existing law, and is limited to investors who own our shares, and who will own TA common shares, as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are:

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  a bank, life insurance company, regulated investment company, or other financial institution;

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  a broker or dealer in securities or foreign currency;

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  a person who has a functional currency other than the U.S. dollar;

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  a person who acquires our shares or TA common shares in connection with his employment or other performance of services;

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  a person subject to alternative minimum tax;

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  a person who owns our shares or TA common shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction, or conversion transaction; or

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  except as specifically described in the following summary, a tax exempt entity or a foreign person.

        The sections of the IRC that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This summary is based on applicable IRC provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial, or administrative actions or decisions could affect the accuracy of statements made in this summary. Neither we nor TA have sought a ruling from the IRS with respect to the acquisition of TravelCenters, or with respect to the related restructuring and spin off, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. In addition, the following summary is not exhaustive of all possible tax consequences, and does not discuss any gift, estate, generation skipping transfer, state, local, or foreign tax consequences. We encourage you to consult with a tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our shares and TA common shares.

        Your federal income tax consequences may differ depending on whether or not you are a "U.S. person". For purposes of this summary, a U.S. person for federal income tax purposes is:

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  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

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  a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations;

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  an estate the income of which is subject to federal income taxation regardless of the source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. person is not overridden by an applicable tax treaty. Conversely, a "non-U.S. person" is a beneficial owner of our shares or TA common shares who is not a U.S. person. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our shares or TA common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the spin off and of the acquisition, ownership and disposition of our shares and TA common shares.

Reasons for the spin off.

        In order to maintain our status as a REIT for federal income tax purposes, a substantial majority of our gross income must generally be derived from real estate rents and mortgage interest. Thus the IRC imposes limits on our ability to own properties that we or others operate for our own account, particularly if the properties are other than lodging facilities. Even in the limited circumstances where we are permitted to own properties operated for our own account, the IRC encourages leasing properties other than lodging facilities to one or more qualified tenants. A qualified tenant includes a tenant in whom we have at all times during the taxable year both an actual and constructive ownership interest of less than 10% by vote and by value. In particular, we must generally pay federal corporate income tax on our net income from operated property other than lodging facilities, whereas we generally do not pay any corporate income tax on our rental income earned from qualified tenants to the extent distributed to our shareholders. For all of these reasons, if we acquire TravelCenters and effect the related restructuring and spin off as expected, we will lease the travel centers that we own to a qualified tenant in order to meet IRC REIT qualification and taxation rules, and will spin off TA in a manner so that it will be our qualified tenant from and after the spin off.

Federal income tax consequences of the spin off of TA common shares to our common shareholders.

        In General.    Under the IRC, our distribution of TA common shares by spin off will generally affect our shareholders in the same manner as any other distribution of cash or property we make on our common shares. These tax consequences are summarized as follows:

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  To the extent that our net income is distributed to our shareholders, we are generally not subject to tax on that net income.

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  Distributions to our shareholders out of our allocable current or accumulated earnings and profits that are not designated by us as capital gain dividends generally will be taken into account by our shareholders as ordinary income dividends. To the extent of our net capital gain for the taxable year, we may designate dividends as capital gain dividends that will be taxable to our shareholders as long term capital gain.

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  Distributions in excess of our allocable current and accumulated earnings and profits will not be taxable to a shareholder of ours to the extent that they do not exceed that shareholder's adjusted basis in our common shares, but rather will reduce the adjusted basis in those shares.

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  Distributions in excess of our allocable current and accumulated earnings and profits that exceed a shareholder's adjusted basis in our common shares generally will be taxable as capital gain from a deemed sale of those shares.

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  Our earnings and profits for a year will generally be allocated among each of our distributions for that year in proportion to the amount of each distribution, with our earnings and profits allocated to our preferred share distributions on a priority basis.

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  Neither our ordinary income dividends nor our capital gain dividends will entitle our corporate shareholders to any dividends received deduction.

        The spin off of TA common shares will be treated as a distribution by us to our common shareholders in the amount of the fair market value of the TA common shares distributed. Because we expect the value of our 2007 distributions to exceed our 2007 current and accumulated earnings and profits, we expect that a portion of each distribution in 2007 will be taxable to each of our common shareholders as a dividend and a portion will be treated as a reduction in such shareholder's adjusted tax basis in our common shares. Our common shareholders will have a tax basis in the TA common shares received in the spin off equal to the fair market value at the time of the spin off of the TA common shares, and their holding period in those common shares commences on the day after the spin off.

        We believe that for federal income tax purposes the fair market value of the TA common shares may be properly determined at the time of the spin off as the average of the reported high and low trading prices of the TA common shares in the public market on the distribution date, and we and TA will perform all tax reporting, including statements supplied to you and to the IRS, on the basis of this average price, called the distribution price. Because of the factual nature of value determinations, Sullivan & Worcester LLP is unable to render an opinion on the fair market value of the TA common shares.

        As described in more detail below, we currently expect to recognize minimal gain and no loss as a result of our distribution of TA common shares. Any gain that we do recognize will increase our 2007 current earnings and profits. The IRC requires that a REIT's available earnings and profits for its taxable year be allocated on a priority basis to its preferred stock distributions and then the remainder pro rata among its common distributions for that taxable year. For our 2007 taxable year, our total distributions will include the spin off distribution, which we intend to report on the basis of the distribution price as described above. Accordingly, we expect that a portion of the spin off distribution will be considered a taxable dividend.

        A final determination of the tax impact of the spin off distribution will be affected by a number of factors which are unknown at this time, including our final taxable income for 2007, any gain we recognize in the spin off, the distribution price, and the amount and timing of other distributions made by us which relate to our 2007 taxable year. Thus, a definitive calculation of the federal income tax impact on you from the spin off will not be possible until after the close of our 2007 taxable year. However, at this time we expect that:

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  Our spin off distribution will not reduce your total taxable dividends for 2007.

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  Because we will succeed to and must distribute the earnings and profits of TravelCenters, a greater portion of our 2007 total distributions to our common shareholders will be taxable than would have otherwise been the case, and these additional taxable dividends will generally be eligible for treatment as qualified dividends in 2007, taxed to our noncorporate common shareholders at the maximum capital gain rate of 15%.

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  As a result of any gain that we recognize in the spin off, a greater portion of our 2007 distributions to our common shareholders will be taxable than would have otherwise been the case. To the extent of these additional taxable dividends in 2007, our taxable dividends paid to our common shareholders in 2008 will generally be eligible for treatment as qualified dividends that are taxed to our noncorporate shareholders at the maximum capital gain rate of 15%.

We intend to designate, to the extent we are able, a portion of our taxable dividends for the 2007 taxable year as capital gain dividends that generally will be subject to tax at the maximum capital gain tax rates of 15% and 25% in the case of our noncorporate shareholders; similarly, we intend to designate, to the extent we are able, a portion of our taxable dividends as qualified dividends that will be subject to tax at the maximum capital gain rate of 15% in the case of our noncorporate shareholders. As described in our 2005 Annual Report, these special designations must generally be proportional to the taxable dividends paid, respectively, on our common and preferred shares. Any taxable dividends not designated as either capital gain dividends or qualified dividends will be taxable as ordinary income.

        Taxation of Tax Exempt Entities.    Tax exempt entities are generally not subject to federal income taxation except to the extent of their "unrelated business taxable income", often referred to as UBTI, as defined in Section 512(a) of the IRC. As with our other distributions, the distribution of TA common shares to you if you are a tax exempt entity should generally not constitute UBTI, provided that you have not financed your acquisition of our common shares with acquisition indebtedness within the meaning of Section 514 of the IRC. However, if you are a tax exempt pension trust, including a so called 401(k) plan but excluding an individual retirement account or government pension plan, that owns more than 10% by value of a pension held REIT, then you may have to report a portion of the dividends that you receive from that REIT as UBTI. Although we cannot provide complete assurance on this matter, we believe that we have not been and will not become a pension held REIT.

        Taxation of Non-U.S. Persons.    If you are a non-U.S. person who holds our common shares, the spin off of TA common shares will generally be taxable to you in the same manner as any other distribution of cash or property that we make to you. The rules governing the federal income taxation of non-U.S. persons are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. person, you should consult with your own tax advisor to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to the spin off of the TA common shares and your ownership of our common shares.

        You will generally be subject to regular federal income tax in the same manner as a U.S. person with respect to the spin off of TA common shares and your investment in our common shares, if this investment is effectively connected with your conduct of a trade or business in the United States. In addition, if you are a corporate shareholder of ours, your income that is effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the IRC, which is payable in addition to regular federal corporate income tax. The balance of this portion of the summary addresses only those non-U.S. persons whose investment in our common shares is not effectively connected with the conduct of a trade or business in the United States.

        We are not at this time designating the distribution of the TA common shares as a capital gain dividend that is subject to 35% withholding for non-U.S. persons, and accordingly the 30% or applicable lower treaty rate withholding will be imposed. We or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the TA common shares that you would otherwise receive, and you may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate may be imposed on the gross fair market value of the TA common shares distributed to our common shareholders. Notwithstanding this and other withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed your adjusted basis in our common shares, and the nontaxable return of capital will reduce your adjusted basis in our common shares. To the extent that distributions in excess of our allocable current and accumulated earnings and profits exceed your adjusted basis in our common shares, the distributions will give rise to tax liability only if you would otherwise be subject to tax on any gain from the sale or exchange of our common shares. Your gain from the sale or exchange of our common shares will not be taxable if: (1) our common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC and you have at all times during the preceding five years owned 5% or less by value of our outstanding common shares, or (2) we are a "domestically controlled" REIT within the meaning of Section 897 of the IRC. Although we cannot provide complete assurance on this matter, we believe that our shares have been and are regularly traded, and that we have been and are a domestically controlled REIT. You may seek a refund of amounts withheld on distributions to you in excess of our allocable current and accumulated earnings and profits, provided that you furnish the required information to the IRS.

        Some of our 2007 distributions may be treated for federal income tax purposes as attributable to dispositions of United States real property interests. But even if a portion of any of our distributions to you, including the distribution of TA common shares in the spin off, is attributable to a disposition by us of United States real property interests, you will nevertheless be subject to the taxation and withholding regime applicable to ordinary income dividends described above provided that (1) our common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC, and (2) you have at all times during the one year period ending on the date of distribution owned 5% or less by value of our outstanding common shares; that is, if both conditions are satisfied, our distributions to you will be subject to United States federal income tax and withholding as ordinary dividends at the 30% or applicable lower treaty rate. Again, although we cannot provide complete assurance on this matter, we believe that our shares have been and are regularly traded. In contrast, if either of the two conditions is not satisfied, you will be subject to tax on the portion of our distributions attributable to dispositions of United States real property interests as though it were gain effectively connected with a trade or business conducted in the United States. In that event, you would be taxed on these amounts at the capital gain tax rates applicable to a U.S. person, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; you would be required to file a United States federal income tax return reporting these amounts, even if applicable 35% withholding is imposed as described below; and, if you are a corporation, you may owe the 30% branch profits tax under Section 884 of the IRC in respect of these amounts.

        Effective generally from and after 2006, a special "wash sale" rule applies to a non-U.S. person who owns our shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one year period ending on the date of the distribution described below, or (2) that class of our shares is not "regularly traded" within the meaning of applicable Treasury regulations. Again, although we cannot provide complete assurance on this matter, we believe that our shares have been and are regularly traded. We thus anticipate this new wash sale rule will apply, if at all, only to a non-U.S. person that owns more than 5% of a class of our shares. Such a non-U.S. person will be treated as having made a "wash sale" of our shares if it (1) disposes of an interest in our shares during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. person in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our shares, either actually or constructively through a related party, during the 61 day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. person will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. person's gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

        If you are a non-U.S. person ineligible for the 30% or applicable lower treaty withholding described above, then we and other applicable withholding agents will be required to withhold from distributions to you, and to remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend by us. In addition, if we at a later time designate any of our prior distributions as capital gain dividends, then our subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends for purposes of this 35% withholding rule. After the close of our 2007 taxable year, we expect to designate to the maximum extent possible a portion of one or more of our 2007 distributions as capital gain dividends, and accordingly 35% withholding will be imposed upon our subsequent distributions to you to that extent if you are ineligible for the exception described above. Again, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the TA common shares that you would otherwise receive, and you may bear brokerage or other costs for this withholding procedure.

Federal income tax consequences to Hospitality Properties Trust.

        The IRC imposes upon us various REIT qualification tests discussed more fully in our 2005 Annual Report. We believe that we have operated in a manner to satisfy these various REIT qualification tests; while we also believe that we will operate in a manner that continues to satisfy these various REIT qualification tests, counsel has not reviewed and will not review our compliance with these tests on a continuing basis. The following discussion summarizes how our acquisition of TravelCenters, and the related restructuring and spin off of TA, affect our REIT qualification and taxation issues under the IRC.

        The Acquisition.    Under the expected transaction agreement that will govern the spin off, TA will generally be responsible for the tax filings and liabilities, including federal income tax filings and liabilities, of TravelCenters and its subsidiaries for the periods ending on or before the distribution date.

        As a result of our acquisition of TravelCenters on the distribution date, those acquired entities will generally become our disregarded entities after the acquisition, taxed as part of us, under Section 856(i) of the IRC and under regulations issued under Section 7701 of the IRC. Accordingly, from and after the distribution date, and for purposes of the various REIT qualification tests described in our 2005 Annual Report, all assets, liabilities and items of income, deduction and credit of the principal acquired entities that we wholly own will be treated as ours. In addition, we will generally be treated as the successor to the principal acquired entities' federal income tax attributes, such as the adjusted tax bases in their assets and their depreciation schedules; we will also be treated as the successor to the principal acquired entities' earnings and profits for federal income tax purposes, if any.

        Earnings and Profits.    As described in our 2005 Annual Report, we cannot have any undistributed C corporation earnings and profits at the end of any taxable year. Upon closing the acquisition of TravelCenters, we will as described above succeed to the undistributed earnings and profits, if any, of the principal acquired entities. Thus, we need to distribute all of these earnings and profits no later than December 31, 2007. If we fail to do so, we will not qualify to be taxed as a REIT for 2007 and a number of years thereafter, unless we are able to rely on the relief provision described below.

        Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of undistributed earnings and profits, we have retained accountants to compute the amount of earnings and profits that we will inherit as a result of our acquisition of TravelCenters; we believe this inherited amount will not be more than $20 million. In such case, our total 2007 distributions, including the spin off, are expected to be more than sufficient to distribute both our 2007 earnings and profits and the undistributed earnings and profits that we inherit in our acquisition of TravelCenters.

        Upon examination, the IRS may propose adjustments to our calculation of undistributed earnings and profits that we inherit from TravelCenters, including adjustments that might be deemed necessary by the IRS as a result of its examination of the historical tax returns of TravelCenters. If after the close of the TravelCenters acquisition and despite our best estimates, we discover that we have inherited undistributed earnings and profits in that acquisition that would not be eliminated by way of our regular distributions to shareholders by December 31, 2007, then we will elect to preserve our qualification as a REIT by making a special distribution for our 2007 taxable year. If, despite our best efforts, it is subsequently determined that we have not distributed these earnings and profits before December 31, 2007, we may be eligible for a relief provision similar to the "deficiency dividends" procedure described in our 2005 Annual Report. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our shareholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

        Any subchapter C corporation earnings and profits that we distribute to you in 2007 will be additional taxable dividends to you, and will be eligible for treatment as qualified dividends that are taxed to our noncorporate shareholders at the maximum capital gain rate of 15%.

        Taxation of the Distribution and other Dispositions of Built in Gain Assets.    Our distribution of the TA common shares in the spin off will be treated for federal income tax purposes as though we disposed of each of the individual assets of TA and its principal subsidiaries in a taxable transaction in which individual asset gains, but no losses, are recognized. The amount realized on each asset in this taxable disposition will be equal to the fair market value of that asset at the time of the spin off, and our tax basis in the asset will be the carryover tax basis inherited from TravelCenters, as described above. For these purposes, the assets and liabilities of any taxable REIT subsidiaries are ignored, and instead the stock in the taxable REIT subsidiary is treated like any other individual asset being distributed. Employing the methodology below, we currently expect to have few or no recognized gains from the distribution. Accordingly, even though some or all of the gains we recognize on the distributed assets will not be qualifying gross income under the 75% and 95% gross income tests of Section 856(c) of the IRC, we do not expect recognized gains from the distribution to materially affect our ability to comply with these tests.

        Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the fair market values of individual assets, but we expect to employ the following methodology, which Sullivan & Worcester LLP has advised us is reasonable, for purposes of computing our recognized gains and unrecognized losses on individual assets as a result of the spin off disposition. Though some applicable judicial precedent suggests that the aggregate amount realized by us in the disposition of assets could be unrelated to the per share fair market value of the TA common shares that you receive, we believe that our aggregate amount realized may be properly computed as the sum of: (1) the distribution price described above, being the average of the reported high and low trading prices for the TA common shares in the public market on the distribution date, multiplied by the number of TA common shares distributed, plus (2) the aggregate liabilities of TA at the time of the spin off. We will then allocate this aggregate amount first to liquid assets, next to working capital, next to tangible assets, and finally to intangible assets and goodwill, and then apportion within each tier based on the relative fair market values of individual assets within that tier. Consistent with the foregoing, we intend to report the amount of the spin off distribution, for purposes of our 2007 distributions and distribution requirements, as the distribution price described above multiplied by the number of TA common shares distributed.

        Additionally, as described in our 2005 Annual Report, if we acquire an asset from a subchapter C corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of the C corporation, and if we subsequently recognize gain on the disposition of that asset during the ten year period following our acquisition, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess at the time we acquired the asset, if any, of the asset's fair market value over its then adjusted tax basis, or (2) our gain recognized in the disposition. Any gain subject to this tax may generally be reduced by net operating loss carryforwards, if any, that we inherit in our acquisition of TravelCenters. Other than the assets that we will distribute in the spin off as described above, we have no present plan or intent to dispose of any other assets acquired in our acquisition of TravelCenters. We currently expect to recognize few or no gains from the distribution, and we also currently expect that some net operating loss carryforwards will be available to us so as to significantly reduce or eliminate any tax that we may owe in respect of any such gains.

        To the extent of our gains in a taxable year that are subject to the built in gains tax described above, net of any taxes paid on such gains during that taxable year, our taxable dividends paid to you in the following year will be eligible for treatment as qualified dividends that are taxed to our noncorporate shareholders at the maximum capital gain rate of 15% while that rate is in effect.

        Our Post Spin off Relationship with TA.    Because TA and its principal subsidiaries were entities which were not regarded as separate from us for tax purposes prior to the spin off, we expect that TA and its subsidiaries will be, after the spin off, tenants in whom we have at all times during the taxable year an actual and constructive ownership interest of less than 10% by vote and by value. We further anticipate that our lease with TA, TA's limited liability company operating agreement, and the contemplated transaction agreement governing the spin off will collectively contain restrictions upon the ownership of TA common shares and will require TA to refrain from taking any actions that may result in any affiliation with us that would jeopardize our qualification as a REIT under the IRC. Accordingly, subject to the personal property considerations discussed in the following paragraph, we expect that the rental income we receive from TA and its subsidiaries will be "rents from real property" under Section 856(d) of the IRC, and therefore qualifying income under the 75% and 95% gross income tests described in our 2005 Annual Report.

        We have received opinions from our counsel Sullivan & Worcester LLP that, (i) our underground storage tanks should constitute real estate assets, rather than personal property, for purposes of the various REIT qualification tests described in our 2005 Annual Report, and (ii) although the matter is not free from doubt, for purposes of applying the 15% incidental personal property test described in our 2005 Annual Report, regarding rent attributable to incidental personal property leased in connection with real property, the test will be applied in the aggregate to all the travel center sites leased under our lease with TA, rather than on a site by site basis. If the IRS or a court determines that one or both of these opinions is incorrect, then a portion of the rental income we receive from TA could be nonqualifying income for purposes of the 75% and 95% gross income tests described in our 2005 Annual Report, possibly jeopardizing our compliance with the 95% gross income test. Under those circumstances, we expect we would qualify for the gross income tests' relief provision and thereby preserve our qualification as a REIT, as described in our 2005 Annual Report. If this relief provision were to apply to us, we would be subject to tax at a 100% rate on the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year; however, in a typical taxable year, we have little or no nonqualifying income from other sources and thus would expect to owe little tax in such circumstances.

Federal income taxation of TA and its shareholders.

        In General.    After the spin off, although organized as a limited liability company, TA will be taxed as a subchapter C corporation because it will be publicly traded and is not expected to meet the gross income test for exemption from treatment as a subchapter C corporation. Accordingly, TA will pay federal income taxes on its income, and not be subject to the distribution and other requirements applicable to REITs. Because it and its principal subsidiaries were disregarded entities prior to the spin off, TA will be treated as a new corporation whose holding period in its initial assets will generally start the day after the spin off and whose basis in its initial assets will generally be equal to the aggregate amount realized by us in the spin off distribution. TA intends to apportion its aggregate basis among its initial assets in the same manner as we apportion our aggregate amount realized from the spin off distribution, as described above.

        Under the contemplated transaction agreement that will govern the spin off, TA will be generally responsible for its and its predecessor's tax liabilities and filings, as well as those of all of its and of its predecessor's subsidiaries, in each case for all taxable periods whether preceding or following the spin off.

        Distributions on TA Common Shares.    At the present time, TA is not expected to pay any dividends. However, if it does later decide to do so, tax consequences arising from your ownership of TA common shares would generally be as follows.

        If you are a U.S. person, distributions to you on the TA common shares will be treated as ordinary income dividends to the extent attributable to TA's current or accumulated earnings and profits, and thereafter as a return of basis to the extent of that basis, with any excess being treated as gain from a deemed disposition of your TA common shares. If you are a corporation, dividends paid to you on TA's common shares will generally be eligible for the dividends received deduction, subject to the limitations of the IRC with respect to the corporate dividends received deduction. Also, TA's ordinary income dividends will generally be eligible for treatment as qualified dividends that are taxed to noncorporate recipients at the maximum capital gains tax rate of 15% while that rate is in effect.

        If you are a non-U.S. person, dividends paid to you will be subject to withholding of federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. If you are eligible for a reduced rate of withholding pursuant to a tax treaty, you may obtain a refund of any excess amounts previously withheld by filing an appropriate claim for refund with the IRS. To claim the benefits of an income tax treaty, you are required to satisfy the applicable certification requirements, generally by executing an applicable IRS Form W-8.

        Dispositions of TA Common Shares.    If you are a U.S. person, you will generally recognize gain or loss on a disposition of your TA common shares in an amount equal to the difference between the amount realized on the disposition and your adjusted basis in the disposed of common shares. This gain or loss will be capital gain or loss, and will be long term capital gain or loss if your holding period in the disposed of common shares exceeds one year. Special rates of tax may apply to long term capital gains recognized by noncorporate U.S. persons.

        If you are a non-U.S. person, you will generally not be subject to United States federal income tax in respect of gain you recognize on a disposition of the TA common shares. However, you may be subject to taxation if you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition. In addition, you may be subject to taxation if TA is or has been a "United States real property holding corporation" for federal income tax purposes; however, this taxation will not apply if the TA common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC and you have at all times during the preceding five years owned 5% or less by value of the TA common shares. At this time, we are not sure whether TA is or will become a "United States real property holding corporation" for federal income tax purposes, and we can provide no assurance in this regard.

Information reporting and backup withholding.

        Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders and to TA shareholders in the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The current backup withholding rate is 28%.

        The anticipated distribution of the TA common shares will be an in-kind distribution to our shareholders, and thus we, or other applicable withholding agents, will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the TA common shares that you would otherwise receive, and you may bear brokerage or other costs for this withholding procedure.

        If you are a U.S. person:    You may be subject to backup withholding when you receive distributions on, or proceeds upon the sale, exchange, redemption, retirement or other disposition of, our shares or the TA common shares. Thus, backup withholding may apply to the TA common shares you receive in the spin off distribution. In general, you can avoid this backup withholding if you have properly executed under penalties of perjury an IRS Form W-9 or substantially similar form on which you:

  •
  provide your correct taxpayer identification number; and

  •
  certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you have not previously provided and do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS and the withholding agent may also have to withhold a portion of any capital gain distributions paid to you.

        Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another exempt category, distributions and other payments paid to you during the calendar year on our shares or the TA common shares, and the amount of tax withheld if any, will be reported to you and to the IRS.

        If you are a non-U.S. person:    Distributions paid to you during each calendar year on our shares or on the TA common shares, and the amount of tax withheld if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding, or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions and other payments to you on our shares or on the TA common shares may be subject to backup withholding as discussed above, unless you have properly certified your non-U.S. person status on an applicable IRS Form W-8 or substantially similar form. Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of our shares or TA common shares if you have properly certified your non-U.S. person status on an applicable IRS Form W-8 or substantially similar form. Even without having executed an applicable IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that you receive upon the sale, exchange, redemption, retirement or other disposition of our shares or TA common shares if you receive those proceeds through a broker's foreign office.

Other tax consequences.

        You should recognize that our and our shareholders' federal income tax treatment, as well as TA's and its shareholders' federal income tax treatment, may be modified by legislative, judicial, or administrative actions at any time, and these actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing regulations, and revised interpretations of established concepts occur frequently. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions either directly or indirectly affecting us or TA or any of our respective shareholders. Revisions in federal income tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in our shares and in the TA common shares. We, as well as our and TA's respective shareholders, may also be subject to state or local taxation in various state or local jurisdictions, including those in which we, TA and our respective shareholders transact business or reside. State and local tax consequences may not be comparable to the federal income tax consequences discussed above.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. THESE FORWARD LOOKING STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS CURRENT REPORT FOR EXAMPLE:

  •
  THIS CURRENT REPORT STATES THAT WE EXPECT THE TA TRANSACTION AND THE SPIN OFF OF TA TO OUR COMMON SHAREHOLDERS TO CLOSE IN EARLY 2007. THE CLOSING OF THESE TRANSACTIONS REQUIRES TA TO FILE A REGISTRATION STATEMENT WITH THE SEC RELATING TO THE EXPECTED DISTRIBUTION OF TA SHARES TO OUR COMMON SHAREHOLDERS, THE SEC TO

    DECLARE THAT REGISTRATION STATEMENT EFFECTIVE, VARIOUS STATE AND LOCAL REGULATORY APPROVALS AND VARIOUS APPROVALS FROM COUNTER PARTIES TO TA CONTRACTS. WE CAN PROVIDE NO ASSURANCE THAT ALL THESE APPROVALS WILL BE OBTAINED. SOME OF THESE APPROVALS MAY BE DELAYED OR DENIED AND THE EFFECT MAY BE TO DELAY OR PERMIT TERMINATION OF THE TA TRANSACTION.

  •
  THIS CURRENT REPORT DESCRIBES TERMS OF A LEASE AND OTHER AGREEMENTS WE EXPECT TO ENTER INTO WITH TA IN CONNECTION WITH THE TA TRANSACTION AND THE SPIN OFF. WE HAVE NOT YET ENTERED INTO DEFINITIVE DOCUMENTATION, AND THE FINAL TERMS MAY BE DIFFERENT FROM THOSE THAT WE NOW EXPECT. THE FINAL TERMS OF THE LEASE AND OTHER AGREEMENTS ARE SUBJECT TO APPROVAL BY OUR BOARD OF TRUSTEES AND TA'S BOARD OF DIRECTORS. THE FINAL TERMS MAY BE INFLUENCED BY FACTORS WHICH INCLUDE, BUT ARE NOT LIMITED TO, CHANGES TO THE STATUS OF THE ECONOMY, INDUSTRY OR REGULATORY CHANGES, OR CHANGES IN THE PERFORMANCE OR EXPECTED PERFORMANCE OF THE TRAVEL CENTERS WE EXPECT TO LEASE TO TA. THESE CHANGES COULD AFFECT ANY OR ALL OF THE LEASE OR OTHER AGREEMENTS DESCRIBED ABOVE, AND MAY INCLUDE, FOR EXAMPLE, AN INCREASE OR DECREASE IN THE INITIAL CAPITAL OF TA ON THE DATE OF THE SPIN OFF OR AN INCREASE OR DECREASE IN ANNUAL MINIMUM RENT, PERCENTAGE RENT OR TERM OF THE LEASE.

  •
  THIS CURRENT REPORT INCLUDES REFERENCES TO HISTORICAL OPERATIONS AND FINANCIAL PERFORMANCE OF TRAVELCENTERS, WHICH IMPLIES THAT TA WILL HAVE SIMILAR OPERATIONS AND FINANCIAL PERFORMANCE. PAST OPERATIONS AND FINANCIAL PERFORMANCE OF TRAVELCENTERS IS NOT NECESSARILY INDICATIVE OF TA'S FUTURE OPERATIONS AND FINANCIAL PERFORMANCE, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. SUCH FACTORS INCLUDE, WITHOUT LIMITATION, CHANGES IN U.S. TRADE POLICIES WHICH MAY REDUCE THE DEMAND FOR TRUCK FREIGHT, THE STATUS OF THE ECONOMY, COMPETITION IN THE FREIGHT OR TRAVEL CENTER INDUSTRIES, THE STATUS OF CAPITAL MARKETS (INCLUDING PREVAILING INTEREST RATES) WHICH MAY ADVERSELY AFFECT OUR AND TA'S ABILITY TO OBTAIN FINANCING, AND CHANGES IN FEDERAL, STATE AND LOCAL REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS.

OTHER RISKS COULD HAVE AN ADVERSE EFFECT ON US AND TA, AS DESCRIBED MORE FULLY IN THE SECTION ABOVE CAPTIONED "RISK FACTORS" OR IN THE PORTIONS OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2006. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Item 9.01.    Financial Statements and Exhibits.

        (b)  Pro Forma Financial Information

        (d) Exhibits.

        The Company hereby files the following exhibits:

        8.1 Opinion of Sullivan & Worcester LLP as to tax matters.

        23.1 Consent of PricewaterhouseCoopers LLP

        23.2 Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1)

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST
	By:	/s/ MARK L. KLEIFGES
	Name:	Mark L. Kleifges
	Title:	Treasurer and Chief Financial Officer
Dated: December 12, 2006

Hospitality Properties Trust

Introduction to Unaudited Pro Forma Financial Statements

        On September 15, 2006, we agreed to acquire TravelCenters of America, Inc., or TCA. As more fully described in this Current Report on Form 8-K, if we complete the acquisition of TCA, we intend to simultaneously restructure the business of TCA and to distribute all of the common shares of our subsidiary, TravelCenters of America LLC, or TA, to our shareholders in a spin off transaction.

        The registration statement relating to the anticipated spin off has not been declared effective by the Securities and Exchange Commission, or SEC and may be amended prior to its effectiveness. TA's common shares may not be distributed prior to the time the registration statement becomes effective. Furthermore, we have not yet entered into definitive agreements with TA regarding the terms of the spin off and related transactions, including the lease we describe in this Current Report on Form 8-K. The description in this Current Report on Form 8-K of the lease and the other agreements that we expect to enter with TA include the material terms which we expect as of the date of this Current Report on Form 8-K. The final terms may be different from those that we now expect. Final terms are subject to negotiation between us and TA, and are subject to approval by our board of trustees and TA's board of directors. Changes could affect the terms of the lease and other agreements described in this Current Report on Form 8-K and may include, for example, an increase or decrease in the initial capital of TA on the date of the spin off, an increase or decrease in annual minimum rent, percentage rent or term of the lease. Consequently, amounts presented in the unaudited pro forma financial statements related to these agreements could change.

        The unaudited pro forma consolidated balance sheet as of September 30, 2006, presents our financial position as if the acquisition of TCA, the restructuring of that business and the spin off of TA, as described in the notes thereto, had been completed as of September 30, 2006.

        The unaudited pro forma consolidated statements of income for the year ended December 31, 2005, and the nine months ended September 30, 2006, present our results of operations as if (i) the acquisition of certain hotels in 2005 and 2006 and the commencement of the related management contracts and leases; (ii) the June 2005 and July 2006 common share offerings; (iii) the February 2005 and June 2006 senior notes offerings; (iv) the acquisition of TCA, the restructuring of TCA's business and the spin off of TA; and (v) certain other transactions as described in the notes thereto all had been completed as of January 1, 2005.

        These unaudited pro forma financial statements are based in part upon our historical financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC and the historical financial statements of TCA included herein and should be read in conjunction with those financial statements and the notes thereto.

        The allocation of the purchase price of the TCA acquisition and the assets and liabilities distributed in the spin off of TA as reflected in these unaudited pro forma consolidated financial statements have, with the assistance of independent valuation specialists, been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair value of TCA's assets and liabilities and the assets and liabilities distributed in the spin off of TA, which cannot be made prior to the completion of the transactions, will be based on the actual net tangible and intangible assets of TCA that exist as of the date of the completion of the transactions. Consequently, amounts preliminarily allocated to assets and liabilities acquired and distributed in the spin off could change significantly from those used in the pro forma unaudited consolidated financial statements. Furthermore, the unaudited pro forma financial statements assume the acquisition of TCA is financed with borrowings under a commitment for an unsecured credit facility we obtained from an affiliate of Merrill Lynch & Co., Inc, or the acquisition facility. We anticipate financing the TCA acquisition on a long term basis through the issuance of both equity and debt securities. These unaudited pro forma financial statements are provided for informational purposes only and upon completion of the planned long term financing for the TCA acquisition our financial position and results of our operations will be significantly different than what is presented in these unaudited pro forma financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the transactions described above have been included in the pro forma financial statements.

        The unaudited pro forma financial statements are not necessarily indicative of what our actual financial position or results of operations would have been as of the date or for the periods indicated, nor does it represent our financial position or results of operations for any future date or period.

Hospitality Properties Trust
Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2006
(dollars in thousands)

	Hospitality Properties Trust Historical	TravelCenters of America, Inc. Historical	Merger Adjustments		Restructuring and Spin Off Adjustments		Pro Forma
	A	B	C
ASSETS
Real estate properties, at cost:
Land	$584,199	$81,977	$514,389	D	$(7,884)	L	$1,172,681
Buildings, improvements and equipment	3,423,392	1,020,349	(13,168)	D	(87,426)	L	4,343,147

	4,007,591	1,102,326	501,221		(95,310)		5,515,828
Accumulated depreciation	(678,303)	(466,514)	466,514	E	—		(678,303)

	3,329,288	635,812	967,735		(95,310)		4,837,525
Cash and cash equivalents	17,040	93,565	—		(93,565)	K,L	17,040
Restricted cash (FF&E reserve escrow)	29,797	—	—		—		29,797
Intangible assets	—	51,603	178,334	F	(55,922)	L	174,015
Other assets, net	46,567	222,727	(22,311)	G	(200,416)	L	46,567

	$3,422,692	$1,003,707	$1,123,758		$(445,213)		$5,104,944

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving bank credit facility	$13,000	$—	$—		$119,640	K	$132,640
Senior notes, net of discounts	1,195,982	—	—		—		1,195,982
Acquisition facility	—	—	1,904,382	H	—		1,904,382
Mortgage payable	3,717	677,478	(677,478)	I	—		3,717
Security deposits	185,366	—	—		—		185,366
Accounts payable and other liabilities	117,256	242,528	(19,445)	G	(223,083)	L	117,256
Due to affiliate	8,346	—	—		—		8,346
Dividends payable	1,914	—	—		—		1,914

Total liabilities	1,525,581	920,006	1,207,459		(103,443)		3,549,603

Commitments and contingencies
Shareholders' equity:
Preferred shares of beneficial interest	83,306	—	—		—		83,306
Common shares of beneficial interest	743	—	—		—		743
Additional paid-in capital	2,158,362	239,706	(239,706)	J	—		2,158,362
Cumulative net income	1,318,245	(156,005)	156,005	J	—		1,318,245
Cumulative preferred distributions	(65,078)	—	—		—		(65,078)
Cumulative common distributions	(1,598,467)	—	—		(341,770)	L	(1,940,237)

Total shareholders' equity	1,897,111	83,701	(83,701)		(341,770)		1,555,341

	$3,422,692	$1,003,707	$1,123,758		$(445,213)		$5,104,944

Hospitality Properties Trust
Unaudited Pro Forma Consolidated Statement of Income
For the nine months ended September 30, 2006
(in thousands, except per share data)

							Travel Centers of America, Inc. Acquisition Adjustments
		Hotel Acquisitions, Dispositions and FF&E Funding Adjustments
				Debt and Common Equity Offering Adjustments
	Hospitality Properties Trust Historical					Pro Forma	Travel Centers of America, Inc. Historical	Merger, Restructuring and Spin Off		Pro Forma
	A						B
Revenues:
Hotel operating revenues	$665,867	$10,691	M	$—		$676,558	$—	$—		$676,558
Rental income	98,270	889	N	—		99,159	—	128,039	S	227,198
FF&E reserve income	15,505	—		—		15,505	—	—		15,505
TA operating revenues	—	—		—		—	3,678,468	(3,678,468)	T	—
Interest income	1,387	—		—		1,387	—	—		1,387

Total revenues	781,029	11,580		—		792,609	3,678,468	(3,550,429)		920,648

Expenses:
Hotel operating expenses	485,720	6,876	M	—		492,596	—	—		492,596
TA operating expenses	—	—		—		—	3,499,289	(3,499,289)	T	—
Interest	60,951	2,995	O	(1,959)	R	61,987	35,016	57,708	U	154,711
Depreciation and amortization	107,235	3,833	P	—		111,068	52,124	(11,431)	V	151,761
General and administrative	19,950	266	Q	—		20,216	48,532	(42,241)	W	26,507
Other, net	—	—		—		—	2,944	(2,944)	T	—

Total expenses	673,856	13,970		(1,959)		685,867	3,637,905	(3,498,197)		825,575

Income (loss) before income taxes	107,173	(2,390)		1,959		106,742	40,563	(52,232)		95,073
Income taxes	—	—		—		—	(15,458)	15,458	T	—

Net income (loss)	107,173	(2,390)		1,959		106,742	25,105	(36,774)		95,073
Preferred distributions	(5,742)	—		—		(5,742)	—	—		(5,742)

Net income (loss) available for common shareholders	$101,431	$(2,390)		$1,959		$101,000	$25,105	$(36,774)		$89,331

Weighted average common shares outstanding	72,502			1,743	R	74,245				74,245

Basic and diluted earnings per common share:
Net income available for common shareholders	$1.40					$1.36				$1.20

Hospitality Properties Trust
Unaudited Pro Forma Consolidated Statement of Income
For the year ended December 31, 2005
(in thousands, except per share data)

							Travel Centers of America, Inc. Acquisition Adjustments
		Hotel Acquisitions, Dispositions and FF&E Funding Adjustments
				Debt and Common Equity Offering Adjustments
	Hospitality Properties Trust Historical					Pro Forma	Travel Centers of America, Inc. Historical	Merger, Restructuring and Spin Off		Pro Forma
	A						B
Revenues:
Hotel operating revenues	$682,541	$130,870	M	$—		$813,411	$—	$—		$813,411
Rental income	130,731	5,090	N	—		135,821	—	170,719	S	306,540
FF&E reserve income	19,767	—		—		19,767	—	—		19,767
TA operating revenues	—	—		—		—	4,075,296	(4,075,296)	T	—
Interest income	1,373	—		—		1,373	—	—		1,373

Total revenues	834,412	135,960		—		970,372	4,075,296	(3,904,577)		1,141,091

Expenses:
Hotel operating expenses	476,858	97,306	M	—		574,164	—	—		574,164
TA operating expenses	—	—		—		—	3,871,147	(3,871,147)	T	—
Interest	65,263	19,330	O	(1,186)	X	83,407	48,518	75,454	U	207,379
Depreciation and amortization	131,792	19,995	P	—		151,787	64,981	(10,724)	V	206,044
General and administrative	23,296	2,252	Q	—		25,548	53,051	(44,640)	W	33,959
Loss on asset impairment	7,300	—		—		7,300	—	—		7,300
Other, net	—	—		—		—	37,385	(37,385)	T	—

Total expenses	704,509	138,883		(1,186)		842,206	4,075,082	(3,888,442)		1,028,846

Income (loss) before income taxes	129,903	(2,923)		1,186		128,166	214	(16,135)		112,245
Income taxes	—	—		—		—	(2,309)	2,309	T	—

Net income (loss)	129,903	(2,923)		1,186		128,166	(2,095)	(13,826)		112,245
Preferred distributions	(7,656)	—		—		(7,656)	—	—		(7,656)

Net income (loss) available for common shareholders	$122,247	$(2,923)		$1,186		$120,510	$(2,095)	$(13,826)		$104,589

Weighted average common shares outstanding	69,866			4,343	X	74,209				74,209

Basic and diluted earnings per common share:
Net income available for common shareholders	$1.75					$1.62				$1.41

Hospitality Properties Trust

Notes to Unaudited Pro Forma Financial Statements

(dollars in thousands)

A.
Represents the historical financial statements of Hospitality Properties Trust, or HPT.

B.
Represents the historical financial statements of TravelCenters of America, Inc., or TCA.

C.
The calculation of the TCA purchase price is as follows:

Cash consideration	$1,216,904	(1)
Assumed indebtedness to be extinguished at closing	677,478
Estimated fees and other expenses	10,000

	$1,904,382

  (1)
  Cash consideration per the merger agreement is equal to $1,925,000 less assumed indebtedness on the merger date and adjusted for working capital, as defined, in excess of or less than $100,000 on the merger date.

D.
Represents adjustments to record the TCA real estate at its estimated fair market value.

E.
Represents the elimination of TCA's historical accumulated depreciation.

F.
Represents elimination of TCA's historical goodwill and other intangible assets of $51,603 and the recognition of identifiable intangible assets and goodwill of $229,937 in connection with the acquisition.

G.
Represents adjustments to record certain TCA assets acquired and liabilities assumed at their estimated fair market values:

	TCA's historical carrying amount	Estimate of fair market value	Adjustment	Note
	Column I	Column II	Column II less Column I
Other assets:
Accounts receivable	$89,459	$89,459	$—	(1)
Inventories	88,323	93,013	4,690	(2)
Deferred income taxes	10,059	—	(10,059)	(3)
Other assets	18,629	17,944	(685)	(4)
Deferred financing costs, net	16,257	—	(16,257)	(5)

	$222,727	$200,416	$(22,311)

Other liabilities:
Accounts payable	$124,729	$124,729	$—	(1)
Other liabilities	108,987	98,354	(10,633)	(5)
Deferred income taxes	8,812	—	(8,812)	(3)

	$242,528	$223,083	$(19,445)

  (1)
  TCA's historical carrying value is equal to estimated fair market value.

  (2)
  Represents adjustment to record acquired profit in TCA's inventories.

  (3)
  Represents the elimination of TCA's historical carrying amount of deferred income tax assets and liabilities because HPT is a real estate investment trust and generally not subject to income taxes.

  (4)
  Represents the elimination of certain TCA notes receivable to be repaid in connection with the acquisition.

  (5)
  Represents the elimination of TCA's accrued interest and certain other accrued liabilities to be paid in connection with the closing of the acquisition and the elimination of TCA's unamortized deferred financing costs. In connection with the HPT's planned acquisition all of TCA's debt will be extinguished.

H.
Represents borrowings on HPT's $2,000,000 commitment for interim acquisition financing from an affiliate of Merrill Lynch, Pierce, Fenner & Smith, Inc., or Merrill Lynch, to fund the planned acquisition of TCA. Note that HPT anticipates financing the TCA acquisition on a long term basis through the issuance of both equity and debt securities. These unaudited pro forma financial statements are provided for informational purposes only and, upon completion of the long term financing for the TCA acquisition, the financial position and results of operations of HPT will be significantly different than what is presented in these unaudited pro forma financial statements.

I.
Represents the elimination of TCA's debt that will be extinguished in connection with HPT's acquisition.

J.
Represents the elimination of the historical shareholders' equity of TCA.

K.
Represents borrowings under HPT's revolving bank credit facility for estimate of additional cash to be contributed by HPT to TA in connection with the planned spin off.

L.
Represents the planned spin off of TA to HPT's shareholders. In the planned spin off, TA will retain cash and net working capital of $200,000, certain real and personal property and the operating business assets of TCA, including identifiable intangible assets and goodwill of $85,131.

M.
Represents adjustments to reflect: (i) HPT's 2005 and 2006 hotel acquisitions and commencement of the related management contract or lease; (ii) HPT's 2005 hotel disposition; and (iii) increases in minimum returns due to HPT under its management agreements for FF&E escrow deposits not funded by hotel operations, but separately funded by HPT in 2005 and 2006 as if all transactions occurred on January 1, 2005. HPT's hotel acquisition, disposition and FF&E escrow reserve transactions during 2005 and the nine months ended September 30, 2006 are summarized as follows:

Date	Number of Hotels	Brand	Purchase Price (Net Proceeds)	Minimum Annual Return/ Rent
2005 Acquisitions:
February 16, 2005	12	3 InterContinental, 4 Crowne Plaza, 3 Holiday Inn/Holiday Inn Select and 2 Staybridge Suites	$404,492	$34,542
May 31, 2005	1	InterContinental	30,508	3,146
November 30, 2005	1	Country Inn & Suites by Carlson	4,100	625
2005 FF&E fundings(1):
Various			35,390	3,566

			474,490	41,879

2006 Acquisitions:
January 6, 2006	1	InterContinental	78,000	4,800
January 25, 2006	8	5 Crowne Plaza, 1 Holiday Inn Select and 2 Staybridge Suites	166,200	13,296
April 6, 2006	2	Crowne Plaza	63,000	5,040
2006 FF&E fundings(1):
Various			54,856	5,220

			362,056	28,356

			836,546	70,235
2005 Disposition:
September 30, 2005	1	Prime Hotel	(3,227)	(547)

			$833,319	$69,688

  (1)
  Under the terms of HPT's hotel management agreements, the annual minimum returns due HPT generally increase to the extent HPT makes such a funding by 8.5% to 10% of the amount funded.

N.
Represents adjustments to reflect increases in minimum rents due to HPT under its hotel leases for FF&E escrow deposits not funded by hotel operations, but separately funded by HPT as if such amounts had been funded as of January 1, 2005. Under the terms of the hotel leases, the annual minimum rents due HPT generally increase to the extent HPT makes such a funding by 10% of the amount funded. HPT funded FF&E escrow deposits of $35,390 in 2005 and $54,856 in the nine months ended September 30, 2006.

O.
Represents the effect of borrowing at LIBOR plus 55 basis points (weighted average interest rate of 5.57% for the nine months ended September 30, 2006 and 4.17% for the year ended December 31, 2005) under HPT's revolving bank credit facility to fund the hotel acquisitions and

  FF&E escrow fundings described in Notes M and N assuming the transactions occurred on January 1, 2005.

  The pro forma impact on interest expense of a 1/8 percent change in LIBOR is approximately $67 for the nine months ended September 30, 2006 and $581 for the year ended December 31, 2005.

P.
Represents the effect of the hotel acquisitions and FF&E escrow fundings described in Notes M and N on depreciation expense assuming the transactions occurred on January 1, 2005. Depreciation expense is calculated on a straight line basis over the estimated useful lives of buildings, improvements and equipment of up to 40 years.

Q.
Represents the effects of the hotel acquisitions and FF&E escrow fundings described in Notes M and N on general and administrative expense assuming the acquisitions and fundings occurred on January 1, 2005.

R.
Represents the effect of HPT's June 15, 2006, issuance of $275,000 of 6.3% senior notes, July 26, 2006, issuance of 2,000,000 common shares and July 28, 2006, issuance of 300,000 common shares on interest expense assuming the issuances occurred on January 1, 2005. The net proceeds from these issuances of $367,760 after discounts and other expenses and were used to repay borrowings outstanding under HPT's revolving bank credit facility at LIBOR plus 55 basis points (weighted average interest rate of 5.57% for the nine months ended September 30, 2006).

S.
After completion of the planned spin off HPT will lease the TCA real estate to TA under the terms of a long term lease as more fully described elsewhere in this Current Report on Form 8-K. The expected terms of the lease will require TA to make minimum rent payments that have scheduled increases during the term. Adjustments have been recorded as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Minimum rent (cash)	$115,125	$153,500
Required straight line adjustment	12,914	17,219

	$128,039	$170,719

T.
Represents elimination of the historical operating results of the TCA business to be transferred to TA in the planned spin off.

U.
Represents the elimination of TCA's historical interest expense and the recognition of interest expense to reflect the effect of borrowings of $119,640 at LIBOR plus 55 basis points (5.90% as of December 8, 2006) under HPT's revolving bank credit facility and $1,904,382 at LIBOR plus 70 basis points (6.05% as of December 8, 2006) under HPT's $2,000,000 commitment for interim acquisition financing from an affiliate of Merrill Lynch to fund the acquisition of TravelCenters and to capitalize TA. In connection with HPT's planned acquisition, all of TCA's debt will be extinguished.

  The pro forma impact on interest expense of a 1/8 percent change in LIBOR is approximately $1,919 for the nine months ended September 30, 2006 and $2,565 for the year ended December 31, 2005.

V.
Represents the elimination of TCA's historical depreciation and amortization expense and the recognition of depreciation and amortization expense to reflect the effect of the TCA real estate and intangible assets retained by HPT on depreciation and amortization expense. Depreciation and amortization expense is calculated on a straight line basis over the estimated useful lives of the buildings, improvements and equipment and intangible assets of up to 40 years.

W.
Represents the elimination of TCA's historical general and administrative expense and the expected increase in HPT's general and administrative expense as a result of the acquisition of TCA.

X.
Represents the effect of HPT's February 15, 2005, issuance of $300,000 of 5.125% senior notes, June 5, 2005, issuance of 4,500,000 common shares, June 24, 2005, issuance of 200,000 common shares, July 26, 2006, issuance of 2,000,000 common shares and July 28, 2006, issuance of 300,000 common shares on interest expense assuming the issuances occurred on January 1, 2005. The net proceeds from these issuances of $864,185 after discounts and other expenses were used to repay amounts outstanding under HPT's revolving bank credit facility at LIBOR plus 55 basis points (weighted average interest rate of 4.17% for the year ended December 31, 2005).

TravelCenters of America, Inc.

Unaudited Consolidated Balance Sheet

	December 31, 2005	September 30, 2006
	(In Thousands of Dollars)
Assets
Current assets:
Cash	$47,547	$93,565
Accounts receivable (less allowance for doubtful accounts of $1,715 for 2005 and $1,548 for 2006)	75,075	89,459
Inventories	87,702	88,323
Deferred income taxes	9,623	9,753
Other current assets	10,454	8,991

Total current assets	230,401	290,091
Property and equipment, net	629,253	635,812
Goodwill	49,681	49,681
Deferred financing costs, net	18,605	16,257
Deferred income taxes	207	306
Intangible assets, net	1,967	1,922
Other noncurrent assets	9,590	9,638

Total assets	$939,704	$1,003,707

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$7,009	$7,014
Accounts payable	117,271	124,729
Other accrued liabilities	69,482	86,227

Total current liabilities	193,762	217,970
Commitments and contingencies	—	—
Long-term debt (net of unamortized discount)	675,638	670,464
Deferred income taxes	1,226	8,812
Other noncurrent liabilities	21,771	22,760

	892,397	920,006
Redeemable equity	1,935	13,403
Nonredeemable equity:
Common stock and other stockholders' equity	226,482	226,303
Accumulated deficit	(181,110)	(156,005)

Total nonredeemable equity	45,372	70,298

Total liabilities, redeemable equity and nonredeemable stockholders' equity	$939,704	$1,003,707

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income (Loss)

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Revenues:
Fuel	$2,294,946	$3,010,251
Nonfuel	627,527	660,674
Rent and royalties	7,502	7,543

Total revenues	2,929,975	3,678,468
Cost of goods sold (excluding depreciation):
Fuel	2,206,346	2,899,156
Nonfuel	259,486	275,071

Total cost of goods sold (excluding depreciation)	2,465,832	3,174,227
Operating expenses	308,418	325,062
Selling, general and administrative expenses (including $53 and $11,946 of noncash share based compensation expense for the nine months ended September 30, 2005 and 2006, respectively)	32,702	48,532
Depreciation and amortization expense	46,078	52,124
Merger and refinancing expenses	—	4,773
Gain on asset sales	(208)	(579)

Income from operations	77,153	74,329
Other income (expense), net (Note 11)	(37,401)	1,250
Interest and other financial costs, net	(37,722)	(35,016)

Income before income taxes	2,030	40,563
Provision for income taxes	1,642	15,458

Net income	388	25,105
Other comprehensive income (expense), net of tax (Note 5):
Unrealized gain (loss) on derivative instruments	394	(674)
Foreign currency translation adjustments	272	343

Comprehensive income	$1,054	$24,774

Basic earnings per common share	$0.06	$3.62

Diluted earnings per common share	$0.05	$3.32

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Cash flows from operating activities:
Net income	$388	$25,105
Adjustments to reconcile net income to net cash provided by operating activities:
Share based compensation expense	53	11,946
Financing costs expensed upon extinguishment of debt	39,375	—
Tender premium and debt discount paid	(32,308)	—
Depreciation and amortization expense	46,078	52,124
Amortization of deferred financing costs	3,097	2,348
Deferred income tax provision	699	7,605
Provision for doubtful accounts	400	75
(Gain) on asset sales	(2,182)	(579)
Changes in assets and liabilities, adjusted for the effects of business acquisitions:
Accounts receivable	(31,259)	(15,463)
Inventories	(7,989)	(599)
Other current assets	(2,593)	443
Accounts payable and other accrued liabilities	52,885	27,475
Other, net	(1,820)	(1,443)

Net cash provided by operating activities	64,824	109,037

Cash flows from investing activities:
Business acquisitions	(935)	—
Proceeds from asset sales	2,676	2,606
Capital expenditures	(54,397)	(56,948)

Net cash used in investing activities	(52,656)	(54,342)

Cash flows from financing activities
Increase (decrease) in checks drawn in excess of bank balances	(937)	(3,450)
Revolving loan borrowings (repayments), net	(25,000)	—
Long-term debt borrowings	680,000	—
Long-term debt repayments	(647,171)	(5,255)
Debt issuance costs	(5,039)	—
Debt extinguishment and refinancing expenses paid	(2,603)	—
Common shares sold (repurchased)	38	—

Net cash (used in) provided by financing activities	(712)	(8,705)

Effect of exchange rate changes on cash	44	28

Net increase (decrease) in cash	11,500	46,018
Cash at the beginning of the period	45,846	47,547

Cash at the end of the period	57,346	93,565

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Unaudited Consolidated Statement of Nonredeemable Stockholders' Equity

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Common stock:
Balance at beginning and end of period	$3	$3

Additional paid-in capital:
Balance at beginning of period	$215,743	$224,413
Stock options	—	152

Balance at end of period	$215,743	$224,565

Accumulated other comprehensive income (loss):
Balance at beginning of period	$1,122	$2,066
Change in fair value of interest rate swap agreements, net of tax	394	(674)
Foreign currency translation adjustments, net of tax	272	343

Balance at end of period	$1,788	$1,735

Accumulated Deficit:
Balance at beginning of period	$(179,015)	$(181,110)
Net income	388	25,105

Balance at end of period	$(178,627)	$(156,005)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Selected Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2005 and 2006

1.    Business Description and Summary of Operating Structure

        TravelCenters of America, Inc. ("we," "us" or "the Company") is a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the United States interstate highway system to serve long haul trucking fleets and their drivers, independent truck drivers and motorists. At September 30, 2006, our geographically diverse nationwide network of full service travel centers consisted of 162 sites located in 40 states and the province of Ontario, Canada. Substantially all of our operations are conducted through three distinct types of travel centers:

  •
  travel center sites operated by us, which we refer to as company operated sites;

  •
  travel center sites owned by us and leased to independent lessee franchisees, which we refer to as leased sites; and

  •
  travel center sites owned and operated by independent franchisees, which we refer to as franchisee owned sites.

        At September 30, 2006, our network consisted of 139 company operated sites, 10 leased sites and 13 franchisee owned sites. We operate as one reportable segment. We aggregate our travel centers into one reportable segment because they have similar economic and operating characteristics. Because only one of our 162 travel centers is located in Canada, the amounts of revenues and long lived assets located in Canada are not material.

        Our travel centers are located along the U.S. interstate highway system, typically on 20- to 25-acre sites. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide network provides our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full service restaurants, more than 20 different brands of quick service restaurants, travel and convenience stores with a selection of over 4,000 items and other driver amenities. We also collect rents and franchise royalties from the franchisees who operate the leased sites and franchisee owned sites.

        The consolidated financial statements include the accounts of TravelCenters of America, Inc. and its wholly owned subsidiaries, TA Operating Corporation and TA Franchise Systems Inc., as well as TA Licensing, Inc., TA Travel, L.L.C., 3073000 Nova Scotia Company, TravelCentres Canada Inc., and TravelCentres Canada Limited Partnership, which are all direct or indirect wholly owned subsidiaries of TA Operating Corporation. Intercompany accounts and transactions have been eliminated.

        The accompanying consolidated financial statements of the Company have been prepared without audit. Certain information and footnote disclosures required by generally accepted accounting principles for complete financial statements have been condensed or omitted. We believe that the disclosures made are adequate to make the information presented not misleading. However, the accompanying financial statements should be read in conjunction with the financial statements and notes contained in our audited consolidated financial statements as of and for the year ended December 31, 2005. In the opinion of our management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. Our operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

2.    Change in Accounting Principle

        Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (FAS) No. 123(R), "Share Based Payments" (FAS 123R), which replaced FAS No. 123, "Accounting for Stock-based Compensation," and superseded Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). FAS 123R requires compensation cost relating to share based payment transactions be recognized in the financial statements. We adopted FAS 123R using the prospective approach; accordingly, prior periods were not restated. There was no effect on our balance sheet or results of operations as a result of the adoption of FAS 123R. Prior to January 1, 2006, we measured compensation costs related to share based payments under APB 25, as permitted by FAS 123, and provided pro forma disclosure in the notes to financial statements as required by FAS 123 and FAS 148.

        Under APB 25, we accounted for share based compensation using the intrinsic value method of accounting. For options that vested based on the passage of time, no share based compensation expense was reflected in our consolidated statements of operations because for all such options the exercise price equaled the estimated market value of the underlying share on the date of grant. For options that vested based on attaining specified financial return performance targets, no share based compensation cost was reflected in our consolidated statements of operations until such time as attaining of the targets was determined to be probable, which was not the case for the options granted under the 2001 stock plan until the fourth quarter of 2005. We have not granted options since the adoption of FAS 123R, but in April 2006 we modified certain of our outstanding options and, accordingly, we began accounting for these modified options as prescribed by FAS 123R. As a result, we have recognized share based compensation expense with respect to these modified options in the financial statements for the nine month period ended September 30, 2006. See Note 8 for additional discussion of our share based compensation.

3.    Recently Issued Accounting Pronouncements

        FIN 48.    In June 2006 the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We are in the process of evaluating what, if any, effect adoption of FIN 48 will have on our financial statements, but do not expect that the effect will be material to our financial position, results of operations or cash flows when we adopt it effective January 1, 2007.

        FAS 157.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 is effective for fiscal years beginning after November 15, 2007. FAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements, but does not require any new fair value measurements. We are in the process of evaluating what, if any, effect adoption of FAS 157 will have on our financial statements when we adopt it effective January 1, 2008.

4.    Earnings Per Share

        The following represents a reconciliation from basic earnings per common share to diluted earnings per common share.

	Nine Months Ended September 30,
	2005	2006
	(In Thousands, except per share data)
Determination of shares:
Weighted average common shares oustanding	6,937	6,937
Incremental shares attributable to the assumed exercise of dilutive stock options	80	348
Incremental shares attributable to the assumed exercise of warrants	277	277

Diluted weighted average common shares outstanding	7,294	7,562

Basic earnings per common share	$0.06	$3.62
Diluted earnings per common share	$0.05	$3.32

5.    Comprehensive Income

        Income tax provision (benefit) related to other comprehensive income consisted of the following:

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Related to gain (loss) on derivative instruments	$203	$(347)
Related to foreign currency translation adjustments	$90	$108

Total	$293	$(239)

6.    Inventories

        Inventories consisted of the following:

	December 31, 2005	September 30, 2006
	(In Thousands of Dollars)
Non-fuel merchandise	$72,341	$71,663
Petroleum fuel products	15,361	16,660

Total inventories	$87,702	$88,323

7.    Goodwill and Intangible Assets

        The changes in the carrying amount of goodwill for the nine month periods ended September 30, 2005 and 2006 were as follows:

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Balance as of beginning of period	$48,898	$49,681
Goodwill recorded during the period	743	—

Balance as of end of period	$49,641	$49,681

        During the nine month period ended September 30, 2005 we recorded $743,000 of goodwill as a result of the business acquisition in connection with our converting one leased site to a company operated site. No goodwill was recognized during the nine months ended September 30, 2006.

        Intangible assets, net consisted of the following:

	December 31, 2005	September 30, 2006
	(In Thousands of Dollars)
Amortizable intangible assets:
Noncompetition agreements	$650	$650

Total amortizable intangible assets	650	650
Less—accumulated amortization	81	126

Net carrying value of amortizable intangible assets	569	524
Net carrying value of trademarks	1,398	1,398

Intangible assets, net	$1,967	$1,922

        Total amortization expense for our amortizable intangible assets for the nine month periods ended September 30, 2005 and 2006 was $96,000 and $45,000, respectively. The estimated aggregate amortization expense for our amortizable intangible assets for the year ending December 31, 2006 and each of the four succeeding fiscal years is $60,000 for each year.

8.    Share Based Employee Compensation

        During 2001, we granted to certain of our executives non-qualified options to purchase 944,881 of our common shares. The options have a term of 10 years but could be terminated earlier if certain customary events occur. Each option grant consisted of 41.67% time options and 58.33% performance options. In April 2006, we amended the option agreements, primarily affecting vesting of the performance options. Option holders have rights to require us to repurchase shares obtained by exercising vested options upon a termination of employment due to disability, death or, subject to a six month holding period, scheduled retirement, and, in certain limited cases, upon a change of control.

        Time options became exercisable with the passage of time, generally vesting 20% per year over a period of five years. As of December 31, 2005, all outstanding time options were fully vested and exercisable. The time options are subject to fixed plan accounting.

        Performance options become exercisable based on our stockholders achieving certain investment return targets. Class A and Class B performance options differ only in vesting. Class A performance options vested if the achieved internal rate of return was at least 22.5%. The Class B performance options vested on a pro-rata basis if the achieved rate of return exceeded 22.5% up to 30.0%. A measurement date was generally defined in the original option agreements as the earliest of (1) November 14, 2005, (2) specified dates following an initial public offering of our shares, or (3) the date that at least 30% of our shares owned by a specified stockholder are distributed to its limited partners or sold. The April 2006 amendments replaced the November 14, 2005 date with December 31, 2005, which was the earliest of the various possible measurement dates enumerated in the option agreements and, therefore, was the measurement date for purposes of determining the vesting of the Class A performance options. The estimated value of our common shares as of December 31, 2005 was $86.83 per share, which resulted in a rate of return of 22.5% and, therefore, the Class A performance options were fully vested as of December 31, 2005. The April 2006 amendments also revised the measurement date for the Class B performance options such that one half of those options had a measurement date of April 6, 2006 and vested as of that date, and the other half of those options will vest on a pro-rata basis as of the date of any future change of control if the share price realized is between $102.73 and $117.83 per share.

        We accounted for the stock options under the recognition and measurement principles of both APB 25 and FAS 123R. The time options and Class A performance options were accounted for under APB 25. There was no share based compensation expense related to the time options. Share based compensation expense was recognized with respect to the Class A performance options through the end of the related vesting period in December 2005. As the amendments to the Class B performance options were made after January 1, 2006, the date we adopted FAS 123R (see Note 2), the recognition of share based compensation expense related to those options is subject to the requirements of FAS 123R. For the Class B performance options that vested in April 2006, we used the Black-Scholes option pricing model to estimate the grant date fair value of the options of $59.08. The following assumptions were used in this calculation: a risk free interest rate of 4.85%, a dividend yield of 0.0%, a volatility factor of 42.0% and an expected life of the options of six months. We recognized share based compensation expense of $11,620,000 with respect to these options. The intrinsic value of these options was $58.31 on the date of the modification and, as a result, $11,468,000 of the share based compensation expense was classified as redeemable equity in our consolidated balance sheet. For the remaining unvested options that vest upon a change of control, we used a binomial lattice based option pricing model to estimate the grant date fair value of the options of $21.70. The following assumptions were used in this calculation: a risk-free interest rate of 4.85%, a dividend yield of 0.0%, a volatility factor of 42.0% and an expected life of the options of six to twelve months. We have not recognized share based compensation expense with respect to these options.

        In addition to the compensation expense charges made in connection with options as described above, we also recognized share based compensation expense with respect to redeemable shares of common stock that are considered to be probable of being redeemed. The following table sets forth the composition of share compensation expense.

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Share based compensation expense consisted of:
Expense under FAS 123R related to vested Class B performance options	$—	$11,620
Expense related to outstanding redeemable shares	53	326

Total share compensation expense	$53	$11,946

        The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of FAS No. 123 to all share based payment transactions.

Nine Months Ended September 30, 2005
(In Thousands of Dollars)
Net income, as reported	$388
Add back: share based compensation expense, net of related tax effects, included in net income as reported	32
Deduct: Total share based compensation expense determined under fair value based methods for all awards, net of related tax effects	(509)

Pro forma net income (loss)	$(89)

Pro forma net income (loss) per common share	$(0.01)

        The fair value of the options subject to APB 25 accounting, all of which were granted in 2001, that was used to calculate the pro forma compensation expense amounts was estimated to be $13.43 per option at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: a risk-free interest rate of 5.5%, a dividend yield of 0.0%, a volatility factor of 0.0001%, and an expected life of the options of ten years.

        Option Status Summary.    The following table reflects the status and activity of options under our share plans:

Nine Months Ended September 30, 2006
Options outstanding, beginning of period	939,375
Granted	—
Exercised	—
Cancelled	—

Options outstanding, end of period	939,375

Options exercisable, end of period	742,708
Options available for grant, end of period	—
Weighted average remaining contractual life of options outstanding, in years	4.25

        The exercise price was $31.75 per share for all outstanding options as of September 30, 2006.

9.    Commitments and Contingencies

Guarantees

        In the normal course of business we periodically enter into agreements that incorporate indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that any potential indemnification is not expected to have a material adverse effect on our consolidated financial position or result of operations. We also offer a warranty of our workmanship in our truck maintenance and repair shops, but the annual warranty expense and corresponding liability are immaterial.

Environmental Matters

        Our operations and properties are extensively regulated by environmental laws and regulations ("Environmental Laws") that (i) govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances"), or (ii) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances. We own and use underground storage tanks and above ground storage tanks to store petroleum products and waste at our facilities. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable Environmental Laws. Historically the costs of compliance for these matters have not had a material adverse impact on us, but it is impossible to predict accurately the ultimate effect compliance or changing Environmental Laws may have on us in the future.

        We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at company owned travel centers in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations, or compliance costs incurred in connection with these violations or corrective actions, will be material to our results of operations or financial condition. We are conducting investigatory and remedial actions with respect to releases of Hazardous Substances at a number of our sites. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these properties, individually or in the aggregate, will be material to our financial condition, results of operations or liquidity. We cannot be certain that additional contamination does not exist at our properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, and such expenditures or the requirement to make such expenditures could have a material adverse effect on us.

        We have obtained insurance of up to $35,000,000 for known environmental liabilities and up to $40,000,000 for unknown environmental liabilities, subject, in each case, to certain limitations and deductibles. While it is not possible to quantify with certainty our environmental exposure, in our opinion, the potential liability, beyond that considered in the reserve we have recorded, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or liquidity.

        At September 30, 2006, we had a reserve for environmental matters of $11,783,000. We also had receivables for expected recoveries relating to certain of these estimated future expenditures and cash in an escrow account to fund certain of these estimated future expenditures totalling $9,274,000. The following table sets forth the various amounts recorded in our consolidated balance sheet as either current or noncurrent assets or liabilities related to environmental matters:

As of September 30, 2006
(In Thousands of Dollars)
Gross liability for environmental matters:
Included in the accrued liabilities balance	$4,232
Included in the noncurrent liabilities balance	7,551

Total recorded liabilities	11,783
Less expected recoveries of future expenditures:
Included in the accounts receivable balance	2,064
Included in the other noncurrent assets balance	2,797
Less cash in escrow account included in other noncurrent assets	4,413

Net environmental costs to be funded by future operating cash flows	$2,509

        The following table sets forth the estimated gross amount of the cash outlays related to the matters for which we have accrued our environmental reserve. These cash expenditure amounts do not reflect any amounts for the expected recoveries as we cannot accurately predict the timing of those cash receipts. These estimated future cash disbursements are subject to change based on, among other things, changes in the underlying remediation activities and changes in regulatory requirements.

Year Ending December 31,	Estimated Gross Future Expenditures
(In Thousands of Dollars)
The remainder of 2006	$1,180
2007	4,069
2008	2,472
2009	1,563
2010	994
Thereafter	1,505

$11,783

Pending Litigation

        We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Except for the Flying J litigation described below, we believe that we are not now involved in any litigation, individually, or in the aggregate, which could have a material adverse affect on our business, financial condition, results of operations or cash flows.

        In February 2006, Flying J, Inc. and certain of its affiliates ("Flying J") filed a lawsuit against certain travel center operators, including us. Flying J is a competitor of ours and, like us, operates a network of travel centers. Flying J also markets a fuel purchasing credit card to trucking companies. The Flying J lawsuit claims, in essence, that we and other travel center operators have refused to accept the Flying J fuel card, and that such refusal was the result of unlawful concerted action. We believe that there are substantial defenses to Flying J's claims, but this case is at an early stage and we are unable to evaluate it further at this time.

        On December 7, 2005, the Internal Revenue Service, or IRS, seized approximately $5,325,000 from our bank account pursuant to a seizure warrant alleging that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of ours in space leased from us at three of our travel centers in Maryland. A complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and we filed a statement of interest in the seized funds and an answer denying liability. To date there has been only an informal discovery process between us and the U.S. Attorney and a trial date has not been set. We are prepared to defend against the complaint for forfeiture and seek return to us of the seized funds, but have discussed potential settlement of the matter with the IRS. Should we be successful in defending against the claim in litigation, or in coming to a settlement with the IRS, we would be repaid some portion, or all, of the seized funds. However, due to our loss of control over these funds, we expensed as an operating expense the full amount seized in December 2005. We have been indemnified by the game vendor, but it is uncertain whether we will be able to recover all or a portion of our losses from the game vendor and a receivable for any indemnification proceeds has not been recognized.

10.    Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Revolving loan borrowings	$258,500	$18,800
Revolving loan repayments	(283,500)	(18,800)

Revolving loan borrowings (repayments), net	$(25,000)	$—

Cash paid during the period for:
Interest	$37,529	$32,197
Income taxes (net of refunds)	$1,130	$740
Inventory received in liquidation of trade accounts receivable	$324	$—

11.    Other Information

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Interest and other financing costs consisted of the following:
Cash interest expense	$(33,803)	$(33,887)
Cash interest income	245	1,305
Amortization of discount on debt	(1,067)	(86)
Amortization of deferred financing costs	(3,097)	(2,348)

Interest and other financing costs, net	$(37,722)	$(35,016)

Other income (expense), net consisted of the following:
Debt extinguishment and refinancing expenses	$(39,375)	$—
Gain on sale of investment	1,974	—
Gain on claim settlements	—	1,250

Other income (expense), net	$(37,401)	$1,250

        In July 2006 we agreed to settle two claims made in connection with our November 2000 merger and recapitalization transactions, one settlement with an insurer from whom we had purchased a policy related to the transaction and one settlement concerning the portion of the purchase price held in escrow by the former shareholders of the Company. The total amount received in July and August 2006 as a result of these settlements was $6,850,000, which was recognized in June 2006, together with $1,200,000 of related expenses. Of the total settlement amount, $5,600,000 was recognized as a reduction of operating expenses as it represented the recovery of related costs that had been incurred in the current and prior years. This $5,600,000 was partially offset by the $1,200,000 of related expenses that were also recorded to operating expenses in June 2006. The remaining $1,250,000 of the settlement amounts represented a gain on claim settlements and was recognized in non-operating income.

        In the process of marketing ourselves for sale, we incurred various costs, primarily with respect to arranging various financing alternatives. As a result of the agreement and plan of merger we signed in September 2006 (see Note 13), we will not pursue further these various financing alternatives. Accordingly, we have charged $4,773,000 to expense to write-off the $773,000 of such costs we have paid through September 30, 2006 and to accrue a liability for the $4,000,000 of such costs that have been incurred but not yet paid.

        In June 2005, we consummated a refinancing of our indebtedness, which included a tender offer and consent solicitation for the Senior Subordinated Notes we then had outstanding. In connection with this refinancing, we incurred charges to expense aggregating $39,375,000, which was comprised of $17,331,000 of tender premiums paid for the Senior Subordinated Notes, $19,193,000 to write off unamortized debt issuance costs and debt discount related to the Senior Subordinated Notes, and $2,851,000 of other fees paid.

        In September 2005, we recognized a gain of $1,974,000 in connection with the 2004 sale of our investment in Simons Petroleum, Inc. Due to uncertainty surrounding the future realization of this amount, which was held in escrow until October 2005, this portion of the gain was not recognized in 2004. However, during the third quarter of 2005 the conditions to receive these funds were met, and accordingly, the gain was recognized.

12.    Related Party Transactions

        Certain members of our senior management have purchased common stock pursuant to management subscription agreements. As a result of such purchases, we have notes and related interest receivable from the management stockholders totaling $1,639,000 and $1,707,000 at December 31, 2005 and September 30, 2006, respectively.

13.    Merger Transaction

        On September 15, 2006, we and stockholders owning a majority of our voting stock entered into an agreement and plan of merger with Hospitality Properties Trust ("HPT"), pursuant to which HPT, through a subsidiary, will acquire 100% of our outstanding common stock for approximately $1.9 billion and HPT's subsidiary will merge with and into us. The merger is expected to occur in 2007. Upon the closing, our business will be restructured. The principal effect of the restructuring will be that we will become a 100% subsidiary of TravelCenters of America LLC, a subsidiary of HPT, and that subsidiaries of HPT that we do not own will own the real estate of substantially all of the travel centers we currently own and we will enter into a lease of that real estate. We expect to retain the balance of our tangible and intangible assets and will continue our operations. After the restructuring, HPT, a publicly owned real estate investment trust, will spin off the shares of TravelCenters of America LLC to its common shareholders and TravelCenters of America LLC, which will be our parent after the acquisition and restructuring, will be a publicly owned company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of TravelCenters of America, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of TravelCenters of America, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 3, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" as of January 1, 2003.

Cleveland, Ohio
May 30, 2006, except for Note 24, as to
which the date is September 15, 2006
and Note 6, as to which the date is
November 17, 2006

TravelCenters of America, Inc.

Consolidated Balance Sheet

	December 31,
	2004	2005
	(In Thousands of Dollars)
Assets
Current assets:
Cash and cash equivalents	$45,846	$47,547
Accounts receivable (less allowance for doubtful accounts of $1,606 for 2004 and $1,715 for 2005)	61,484	75,075
Inventories	75,907	87,702
Deferred income taxes	6,952	9,623
Other current assets	8,347	10,454

Total current assets	198,536	230,401
Property and equipment, net	604,359	629,253
Goodwill	48,898	49,681
Deferred financing costs, net	28,289	18,605
Deferred income taxes	4,363	207
Other noncurrent assets	13,284	11,557

Total assets	$897,729	$939,704

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$198	$7,009
Accounts payable	88,754	117,271
Other accrued liabilities	61,800	69,482

Total current liabilities	150,752	193,762
Commitments and contingencies	—	—
Long-term debt (net of unamortized discount)	682,892	675,638
Deferred income taxes	1,156	1,226
Other noncurrent liabilities	23,212	21,771

	858,012	892,397
Redeemable equity	1,864	1,935
Nonredeemable stockholders' equity (Note 16):
Common stock and other nonredeemable stockholders' equity	216,868	226,482
Accumulated deficit	(179,015)	(181,110)

Total nonredeemable stockholders' equity	37,853	45,372

Total liabilities, redeemable equity and nonredeemable stockholders' equity	$897,729	$939,704

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Consolidated Statement of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Revenues:
Fuel	$1,513,648	$1,959,239	$3,231,853
Non-fuel	649,502	707,958	833,500
Rent and royalties	13,080	10,667	9,943

Total revenues	2,176,230	2,677,864	4,075,296
Cost of goods sold (excluding depreciation):
Fuel	1,408,728	1,857,160	3,102,513
Non-fuel	266,038	289,867	348,267

Total cost of goods sold (excluding depreciation)	1,674,766	2,147,027	3,450,780
Operating expenses	342,045	362,169	420,367
Selling, general and administrative expenses (including $65 and $8,921 of noncash stock compensation expense for 2004 and 2005, respectively)	40,543	43,180	53,051
Depreciation and amortization expense	60,375	58,750	64,981
Gain on asset sales	(1,476)	(2,547)	(207)

Income from operations	59,977	69,285	86,324
Other income (expense), net	764	110	(37,592)
Interest and other financial costs, net	(46,878)	(46,061)	(48,518)

Income (loss) before income taxes and the cumulative effect of a change in accounting principle	13,863	23,334	214
Provision for income taxes	4,719	8,472	2,309

Income (loss) before the cumulative effect of a change in accounting principle	9,144	14,862	(2,095)
Cumulative effect of a change in accounting, net of related taxes (Note 3)	(253)	—	—

Net income (loss)	8,891	14,862	(2,095)
Other comprehensive income (loss), net of tax (Note 7):
Unrealized gain on derivative instruments	—	—	674
Foreign currency translation adjustments	804	318	270

Comprehensive income (loss)	$9,695	$15,180	$(1,151)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$1.32	$2.14	$(0.30)
Cumulative effect of change in accounting, net of tax	(0.04)	—	—

Net income (loss)	$1.28	$2.14	$(0.30)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$1.26	$2.04	$(0.30)
Cumulative effect of change in accounting, net of tax	(0.03)	—	—

Net income (loss)	$1.23	$2.04	$(0.30)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Consolidated Statement of Cash Flows

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Cash flows from operating activities:
Net income (loss)	$8,891	$14,862	$(2,095)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of a change in accounting principle, net of related tax	253	—	—
Stock compensation expense	—	65	8,921
Tender premium and debt discount paid	—	—	(32,610)
Depreciation and amortization	60,375	58,750	64,981
Amortization of deferred financing costs	3,440	3,882	3,908
Financing costs expensed upon extinguishment of debt	—	1,699	39,566
Deferred income tax provision	3,535	5,974	1,235
Provision for doubtful accounts	1,180	307	975
(Gain) on asset sales	(1,476)	(4,162)	(2,181)
Changes in assets and liabilities, adjusted for the effects of business acquisitions:
Accounts receivable	(1,360)	(19,235)	(14,836)
Inventories	(361)	(6,321)	(11,237)
Other current assets	1,233	(1,255)	(1,078)
Accounts payable and other accrued liabilities	3,646	40,439	27,073
Other, net	(2,032)	2,141	(1,640)

Net cash provided by operating activities	77,324	97,146	80,982

Cash flows from investing activities:
Business acquisitions	(10,190)	(126,117)	(1,180)
Proceeds from asset sales	3,900	13,816	2,785
Capital expenditures	(44,196)	(122,919)	(85,403)

Net cash used in investing activities	(50,486)	(235,220)	(83,798)

Cash flows from financing activities:
Increase (decrease) in checks drawn in excess of bank balances	(2,598)	2,934	7,190
Revolving loan borrowings (repayments), net	(8,800)	11,400	(25,000)
Long-term debt repayments	(14,688)	(310,401)	(650,110)
Long-term debt borrowings	—	475,000	680,000
Debt issuance costs	—	(9,857)	(5,039)
Debt extinguishment and refinancing costs paid	—	—	(2,603)
Common stock sold (repurchased)	—	(158)	38

Net cash provided by (used in) financing activities	(26,086)	168,918	4,476

Effect of exchange rate changes on cash	206	(3)	41

Net increase in cash	958	30,841	1,701
Cash and cash equivalents at the beginning of the year	14,047	15,005	45,846

Cash and cash equivalents at the end of the year	$15,005	$45,846	$47,547

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Consolidated Statement of Nonredeemable Stockholders' Equity

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Common stock:
Balance at beginning and end of year	$3	$3	$3

Additional paid-in capital:
Balance at beginning of year	$217,290	$216,112	$215,743
Accretion of redeemable equity	(1,178)	(369)	—
Stock options	—	—	8,670

Balance at end of year	$216,112	$215,743	$224,413

Accumulated other comprehensive income:
Balance at beginning of year	$—	$804	$1,122
Change in fair value of interest rate swap agreement, net of tax	—	—	674
Foreign currency translation adjustments, net of tax	804	318	270

Balance at end of year	$804	$1,122	$2,066

Accumulated deficit:
Balance at beginning of year	$(202,768)	$(193,877)	$(179,015)
Net income (loss)	8,891	14,862	(2,095)

Balance at end of year	$(193,877)	$(179,015)	$(181,110)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2003, 2004 and 2005

1.    Business Description and Summary of Operating Structure

        TravelCenters of America, Inc. ("we" or "the Company") is a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the North American highway system to serve long-haul trucking fleets and their drivers, independent truck drivers and general motorists. At December 31, 2005, our geographically diverse nationwide network of full-service travel centers consisted of 160 sites located in 40 states and the province of Ontario, Canada. Our operations are conducted through three distinct types of travel centers:

  •
  those operated by us, which we refer to as company operated sites;

  •
  those owned by us and leased to independent lessee franchisees, which we refer to as leased sites; and

  •
  those owned and operated by independent franchisees, which we refer to as franchisee owned sites.

        At December 31, 2005, our network consisted of 139 company operated sites, ten leased sites and 11 franchisee owned sites. During 2005, we converted two leased travel centers to company operated sites, sold one company operated sites and added one franchisee owned sites to our network. We operate as one reportable segment. We aggregate our travel centers into one reportable segment because they have similar economic and operating characteristics. With only one of our 162 travel centers located in Canada, the amounts of revenues and long-lived assets located in Canada are not material.

        Our travel centers are located at key points along the U.S. interstate highway system and in Canada, typically on 20- to 25-acre sites. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide network provides our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full-service restaurants, quick service restaurants, travel and convenience stores and other driver amenities. We also collect rents and franchise royalties from the franchisees who operate the leased sites and franchisee owned sites and, as a franchisor, assist our franchisees in providing service to long haul trucking fleets and their drivers, independent truck drivers and general motorists.

        The consolidated financial statements include the accounts of TravelCenters of America, Inc. and its wholly owned subsidiaries, TA Operating Corporation and TA Franchise Systems Inc., as well as TA Licensing, Inc., TA Travel, L.L.C., 3073000 Nova Scotia Company, TravelCentres Canada Inc., and TravelCentres Canada Limited Partnership, which are all direct or indirect wholly owned subsidiaries of TA Operating Corporation. Intercompany accounts and transactions have been eliminated.

2.    Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Sales revenues and related costs are recognized at the time of delivery of motor fuel to customers at either the terminal or the customer's facility for wholesale fuel sales and at the time of final sale to consumers at our company operated travel centers for retail fuel and non-fuel sales. The estimated cost to us of the redemption by customers of our loyalty program points is recorded as a discount against gross sales in determining the net sales amount presented in our consolidated statement of operations and comprehensive income (loss).

        For those travel centers that we own but lease to a franchisee, rent revenue is recognized based on the rent payment due for each period. These leases specify rent increases each year based on inflation rates for the respective periods or capital improvements we make at the travel center. As the rent increases related to these factors are contingent upon future events, the related rent revenue is not recognized until it becomes accruable.

        Franchise royalty revenues are collected and recognized monthly and are determined as a percentage of the franchisees' revenues. Initial franchise fee revenues are recognized at the point when the franchisee opens for business under our brand name, which is when we have fulfilled all of our initial obligations under the related agreements. Initial franchise fees were $100,000 in each of the years ended December 31, 2004 and 2005 and there were no initial franchise fees recognized during the year ended December 31, 2003.

Earnings Per Share

        Basic earnings per common share is calculated by dividing net income (and income from continuing operations, cumulative effect of a change in accounting, extraordinary items and/or discontinued operations, if applicable) by the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive stock options and warrants, using the treasury stock method. See Note 6 for further discussion.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, we consider all highly liquid investments with an initial maturity of three months or less to be cash.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable losses in our existing accounts receivable. We determine the allowance based on customer risk assessment and historical write-off experience. We review our allowance for doubtful accounts monthly. Past due balances over specific mounts and in excess of specified amounts are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Inventories

        Inventories are stated at the lower of cost or market value, cost being determined principally on the weighted average cost method.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives of the assets:

Buildings and site improvements	15-20 years
Pumps and underground storage tanks	5-20 years
Machinery and equipment	3-15 years
Furniture and fixtures	5-10 years

        Repair and maintenance costs are charged to expense as incurred, while major renewals and betterments are capitalized. Included in the amounts capitalized is an allocation of certain internal payroll and other overhead costs associated with the direct oversight of the capital investment and development program and the projects included therein. These costs are amortized over twelve years, the estimated composite life of our property and equipment. The cost and related accumulated depreciation of property and equipment sold, replaced or otherwise disposed of are removed from the accounts. Any resulting gains or losses are recognized in operations. See Note 9.

Intangible Assets

        Acquired intangible assets, other than goodwill, are initially recognized based on their fair value. Those intangible assets acquired in a business combination are initially recognized in accordance with Statement of Financial Accounting Standards (FAS) No. 141, "Business Combinations." FAS 141 requires an allocation of purchase price to all assets and liabilities acquired, including those intangible assets that arise from contractual or other legal rights or are otherwise capable of being separated or divided from the acquired entity (but excluding goodwill), based on the relative fair values of the acquired assets and liabilities. Any excess of acquisition cost over the fair value of the acquired net assets is recorded as goodwill. Costs of internally developing, maintaining, or restoring intangible assets that are not specifically identifiable, that have indeterminate lives or that are inherent in a continuing business and related to the entity as a whole are expensed as incurred. Intangible assets with finite lives are amortized on a straight-line basis over their estimated lives, principally the terms of the related contractual agreements giving rise to them. Goodwill and intangible assets with indefinite lives are not amortized but are reviewed on January 1 of each year (or more frequently if impairment indicators arise) for impairment (see Note 10).

Internal-Use Software Costs

        During the application development stage of an internal-use computer software project, we capitalize (i) the external direct costs of materials and services consumed in developing or obtaining the internal-use computer software, (ii) to the extent of time spent directly on the project, payroll costs of employees directly associated with and who devote time to the project, and (iii) related interest costs incurred. Internal and external costs incurred in the preliminary project stage and post-implementation stage, such as for exploring alternative technologies, vendor selection and maintenance, are expensed as incurred, as are all training costs. The costs of significant upgrades and enhancements that result in additional functionality are accounted for in the same manner as similar costs for new software projects. The costs of all other upgrades and enhancements are expensed as incurred.

Impairment of Long Lived Assets

        Impairment charges are recognized when the carrying value of a long lived asset group to be held and used in the business is not recoverable and exceeds its fair value, and when the carrying value of a long-lived asset to be disposed of exceeds the estimated fair value of the asset less the estimated cost to sell the asset. Such impairment charges are recognized in the period during which the circumstances surrounding an asset to be held and used have changed such that the carrying value is no longer recoverable, or during which a commitment to a plan to dispose of the asset is made. Such tests are performed at the individual travel center level. In addition, intangible assets are subjected to further evaluation and impairment charges are recognized when events and circumstances indicate the carrying value of the intangible asset exceeds the fair market value of the asset. Impairment charges, when required, are included in depreciation and amortization expense in our consolidated statement of operations and comprehensive income (loss). We recognized impairment charges of $855,000, $0 and $195,000 during the years ended December 31, 2003, 2004 and 2005, respectively.

Deferred Financing Costs

        Deferred financing costs were incurred in conjunction with issuing long term debt and are amortized into interest expense over the lives of the related debt instruments using the effective interest method (see Note 13).

Classification of Costs and Expenses

        Cost of goods sold (excluding depreciation) represents the costs of fuels and other products sold, including freight. Operating expenses principally represent costs incurred in operating our travel centers, consisting primarily of labor, maintenance, supplies, utilities and occupancy costs.

Operating Lease Expense

        Rental on most operating leases is charged to expense over the lease term as it becomes payable. Certain operating leases specify scheduled rent increases over the lease term. The effects of those scheduled rent increases, which are included in minimum lease payments, are recognized in rent expense over the lease term on a straight-line basis.

Stock-Based Employee Compensation

        We accounted for our stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Options were granted to certain members of our management in 2001. There have been no grants of options since that time. Stock compensation expense is included in selling, general and administrative expenses in our consolidated statement of operations and comprehensive income (loss). For granted options that vest over time, no compensation expense is recognized, as all of those options had an exercise price equal to or greater than the market value of the underlying common stock at the date of grant. For granted options that vest based on attaining certain measures of performance, compensation expense is recognized when it becomes probable that the performance triggers for such options will be achieved. The following table illustrates the effect on net income if we had applied the fair value recognition provisions of FAS No. 123 to stock-based employee compensation.

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Net income (loss), as reported	$8,891	$14,862	$(2,095)
Add back: Stock-based employee compensation expense, net of related tax effects, included in net income as reported	—	41	5,237
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(698)	(715)	(2,008)

Pro forma net income	$8,193	$14,188	$1,134

        The fair value of the options subject to APB 25 accounting, all of which were granted in 2001, that was used to calculate the pro forma compensation expense amounts was estimated to be $13.43 per option at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: a risk-free interest rate of 5.5%, a dividend yield of 0.0%, a volatility factor of 0.0001%, and an expected life of the options of ten years.

Environmental Remediation

        We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation expenses are included within operating expenses in our consolidated statement of operations and comprehensive income (loss). Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Accruals are not recorded for the costs of remediation activities undertaken on our behalf by certain subsidiaries of The British Petroleum Company p.l.c. ("BP"), at BP's sole expense (see Note 20) for existing matters at the time we acquired certain travel centers from BP. In our consolidated balance sheet, the accrual for environmental matters is included in other noncurrent liabilities, with the amount estimated to be expended within the subsequent year reported as a current liability within the other accrued liabilities balance.

Defined Contribution Plan

        We sponsor a 401(k) defined contribution plan to provide eligible employees with additional income upon retirement. Our contributions to the plans are based on employee contributions and compensation and are recognized in operating expenses in the period incurred.

Asset Retirement Obligations

        As of January 1, 2003, we began recognizing the future costs to remove our underground storage tanks, and to remove leasehold improvements as required at expiration of the respective leases, over the estimated useful lives of each tank, or leasehold improvement, in accordance with the provisions of FAS 143, "Accounting for Asset Retirement Obligations." A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time an underground storage tank or leasehold improvement is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tank or leasehold improvement. The estimated liability is based on historical experiences in removing these assets, estimated useful lives, external estimates as to the cost to remove the assets in the future and regulatory and/or contractual requirements. The liability is a discounted liability using a credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in removal costs, asset useful lives or if new regulations regarding the removal of such tanks are enacted and/or amendments to the lease contracts are negotiated. See Note 3.

Income Taxes

        Deferred income tax assets and liabilities are established to reflect the future tax consequences of differences between the tax bases and financial statement bases of assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance.

Concentration of Credit Risk

        We grant credit to our customers and may require letters of credit or other collateral. Allowances for doubtful accounts and notes receivable are maintained based on historical payment patterns, aging of accounts receivable, periodic review of our customers' financial condition, and actual write-off history.

Derivative Instruments

        We recognize derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We designate our derivatives based upon criteria established by FAS 133, "Accounting for Derivative Instruments and Hedging Activities." For a derivative designated as a fair value hedge, the change in fair value is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. We use derivatives to manage risk arising from changes in interest rates. Our objectives for holding derivatives are to decrease the volatility of earnings and cash flows associated with changes in interest rates. See Note 21.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which estimation is practicable: the fair values of financial instruments classified as current assets or liabilities approximate the carrying values due to the short-term maturity of the instruments; until its redemption during 2005, the fair value of our fixed-rate indebtedness that was publicly traded was estimated based on the quoted price for those notes. The fair value of our fixed-rate indebtedness that was not publicly traded was estimated based on the current borrowing rates available to us for financings with similar terms and maturities (see Note 13); and the fair values of our interest rate protection agreements are based on bank-quoted market prices.

Reclassifications

        Certain insignificant reclassifications of 2004 data have been made to conform to the current year presentation.

3.    Change in Accounting Principle

        As of January 1, 2003, we began recognizing the future costs to remove our underground storage tanks over the estimated useful lives of each tank in accordance with the provisions of Statement of Financial Accounting Standards (FAS) No. 143, "Accounting for Asset Retirement Obligations." A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time an underground storage tank is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tank. The estimated liability is based on historical experiences in removing these tanks, estimated tank useful lives, external estimates as to the cost to remove the tanks in the future and regulatory requirements. The liability is a discounted liability using a credit-adjusted risk-free rate of approximately 12.8%. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if new regulations regarding the removal of such tanks are enacted.

        Upon adoption of FAS 143, we recorded a discounted liability of $589,000, increased property and equipment by $172,000 and recognized a one-time cumulative effect charge of $253,000 (net of a deferred tax benefit of $164,000).

        A reconciliation of our asset retirement obligation liability, which is included within other noncurrent liabilities in our consolidated balance sheet, for the years ended December 31, 2003, 2004 and 2005 was as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Balance at January 1,	$589	$663	$760
Liabilities incurred	10	33	—
Liabilities settled	(13)	(19)	(10)
Accretion expense	77	83	95
Revisions to estimates	—	—	—

Balance at December 31,	$663	$760	$845

4.    Recently Issued Accounting Pronouncements

        FAS 123R.    In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of FAS 123, "Share-Based Payment" (FAS 123R). FAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements, based on the fair value of the equity or liability instruments issued. The scope of FAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As originally issued in 1995, FAS 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance of APB 25 as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used. At that time, we determined to continue to apply the guidance of APB 25 and make the required disclosures in our financial statement footnotes. Accordingly, we will be required to change our method of accounting for stock compensation costs. We will be required to adopt FAS 123R as of January 1, 2006. We will follow the prospective method of adoption and do not expect there to be an effect on our balance sheet or results of operation as a result of the adoption of FAS 123R. FAS 123R applies to our awards granted after January 1, 2006 and to awards modified, repurchased, or cancelled after that date. As is more fully described in Note 15, certain of our stock option awards were amended in April 2006 and, accordingly, we will be required to account for those option awards under the FAS 123R model.

        FIN 48.    In June 2006 the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We are in the process of evaluating what, if any, effect adoption of FIN 48 will have on our financial statements, but do not expect that the effect will be material to our financial position, results of operations or cash flows when we adopt it effective January 1, 2007.

        FAS 157.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 is effective for fiscal years beginning after November 15, 2007. FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurements. We are in the process of evaluating what, if any, effect adoption of FAS 157 will have on our financial statements when we adopt it effective January 1, 2008.

5.    Acquisition

        On December 1, 2004, we acquired from Rip Griffin Truck Service Center, Inc. the assets related to eleven travel centers located in seven states, primarily in the southwestern region of the United States. The acquisition was completed to strengthen our presence in the southwestern United States and included the land, buildings, equipment, inventories and certain prepaid assets at the eleven travel centers. The results from these eleven travel centers were included in our consolidated financial statements from December 1, 2004. The aggregate purchase price was $129,142,000, all of which was paid in cash or assumed liabilities. The acquisition was funded with borrowings under our 2004 Credit Agreement as part of the 2004 Refinancing (see Note 13). We expect that all of the goodwill resulting from this acquisition will be tax deductible. The following table summarizes the amounts assigned to the assets acquired and the liabilities assumed at the date of acquisition.

(In Thousands of Dollars)
Current assets	$5,799
Property and equipment	99,360
Goodwill	22,993
Intangible assets	500
Other noncurrent assets	490

Total assets acquired	129,142
Current liabilities	995
Noncurrent liabilities	1,515

Net assets acquired	$126,632

        The following unaudited pro forma information presents our results of operations as if the acquisition of the Rip Griffin travel centers had taken place on January 1, 2003.

	Year Ended December 31,
	2003	2004
	(In Thousands of Dollars)
Total revenue	$2,361,314	$2,879,984
Gross profit	$550,098	$577,851
Income before extraordinary item and accounting change	$11,713	$18,086
Net income	$11,460	$18,086

        These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on January 1, 2003, or that may result in the future.

        During the years ended December 31, 2003, 2004 and 2005, we paid aggregate amounts of $10,190,000, $636,000 and $1,180,000, respectively, to convert six, two and two, respectively, leased sites to company operated sites.

6.    Earnings Per Share

        The following represents a reconciliation from basic earnings per common share to diluted earnings per common share. The assumed exercise of stock options and warrants would have had an anti-dilutive effect on earnings per share for 2005.

	Year Ended December 31,
	2003	2004	2005
	(In Thousands, except per share data)
Determination of shares:
Weighted average common shares oustanding	6,939	6,937	6,937
Incremental shares attributable to the assumed exercise of dilutive stock options	22	62	—
Incremental shares attributable to the assumed exercise of warrants	277	277	—

Diluted weighted average common shares outstanding	7,238	7,276	6,937

Basic earnings per common share	$1.28	$2.14	$(0.30)
Diluted earnings per common share	$1.23	$2.04	$(0.30)

7.    Comprehensive Income

        Income tax provision related to other comprehensive income consisted of the following:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Related to gain on derivative instruments	$—	$—	$347
Related to foreign currency translation adjustments	320	83	89

Total	$320	$83	$436

8.    Inventories

        Inventories consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Non-fuel merchandise	$65,663	$72,341
Petroleum products	10,244	15,361

Total inventories	$75,907	$87,702

9.    Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Land	$82,382	$83,596
Buildings and improvements	575,944	606,482
Machinery, equipment and furniture	310,454	330,513
Construction in progress	20,685	50,804

Total cost	989,465	1,071,395
Less: accumulated depreciation	385,106	442,142

Property and equipment, net	$604,359	$629,253

Total depreciation expense for the years ended December 31, 2003, 2004, and 2005 was $58,834,000, $58,561,000 and $64,655,000, respectively. We have capitalized certain internal costs associated with our capital investment and development program. For the years ended December 31, 2003, 2004 and 2005 the amounts capitalized were $3,029,000, $2,531,000 and $3,110,000, respectively. The unamortized balance of such costs as of December 31, 2005 was $16,787,000.

10.    Goodwill and Intangible Assets

        Goodwill.    Goodwill results from our business acquisitions and represents the excess of amounts paid to the sellers over the fair values of the tangible assets acquired. For the years ended December 31, 2003, 2004 and 2005, we recorded goodwill of $1,999,000, $23,314,000 and $783,000, respectively, in connection with converting leased sites to company operated sites and, in 2004, the Rip

Griffin acquisition (see Note 5). The changes in the carrying amount of goodwill for the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Balance as of beginning of period	$23,585	$25,584	$48,898
Goodwill recorded during the period	1,999	23,314	783

Balance as of end of period	$25,584	$48,898	$49,681

        Intangible Assets.    Leasehold interest represents the value, obtained through acquisition, of favorable lease provisions at one location, the lease for which extended 11 1/2 years from the date of the acquisition. The leasehold interest was being amortized over the 11 1/2 year period, which ended during 2005. Trademarks relate primarily to our purchase of the trademarks, service marks, trade names and commercial symbols used in our business. The trademarks have indefinite lives and, therefore, are not amortized. Other intangible assets primarily includes noncompetition agreements that are amortized over their contractual lives.

        The net carrying amount of intangible assets is included within other noncurrent assets in our consolidated balance sheet. Intangible assets, net, consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Amortizable intangible assets:
Leasehold interest	$1,724	$1,724
Other	1,396	1,396

Total amortizable intangible assets	3,120	3,120
Less—accumulated amortization	2,421	2,551

Net carrying value of amortizable intangible assets	699	569
Carrying value of trademarks	1,398	1,398

Intangible assets, net	$2,097	$1,967

        Total amortization expense for our amortizable intangible assets for the years ended December 31, 2003, 2004 and 2005 was $686,000, $189,000 and $130,000, respectively. The estimated aggregate amortization expense for our amortizable intangible assets for each of the five succeeding fiscal years is $60,000 for each year.

11.    Other accrued liabilities

        Other accrued liabilities consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Taxes payable, other than income taxes	$19,375	$26,082
Accrued wages and benefits	17,323	17,778
Interest payable	5,962	1,904
Other accrued liabilities	19,140	23,718

Total other accrued liabilities	$61,800	$69,482

12.    Revolving Loan

        We have available to us a revolving credit facility of $150,000,000. The revolving credit facility includes a $115,000,000 sublimit for letters of credit. The interest rate for each borrowing under this revolving credit facility is based, at our election, on either a prime rate-based alternate base rate (ABR) or an adjusted London Interbank Offered Rate (LIBOR). Added to either the ABR or LIBOR rates are the following interest rate spreads that decline as our Leverage Ratio (as defined in the 2005 Credit Agreement) declines:

Leverage Ratio	ABR Spread	LIBOR Spread
Equal to or greater than 4.0 to 1.0	1.25%	2.25%
Less than 4.0 to 1.0 but equal to or greater than 3.5 to 1.0	1.00%	2.00%
Less than 3.5 to 1.0	0.75%	1.75%

        Commitment fees are calculated as 0.5% of the daily average unused amount of the revolving loan commitment. Interest payments are due at each quarter end for interest related to alternate base rate borrowings and at the end of each loan period, but not less frequently than quarterly, for LIBOR borrowings. At December 31, 2004, there were outstanding borrowings under our revolving credit facilities of $25,000,000 and there were no outstanding borrowings under our revolving credit facility at December 31, 2005. There were $30,428,000 of available borrowings reserved for letters of credit at December 31, 2005. The revolving loan facility matures in October 2008. See Note 13 for additional information regarding this facility and all of our indebtedness.

13.    Long Term Debt

        Long-term debt (net of unamortized discount) consisted of the following:

		December 31,
	Maturity	2004	2005
		(In Thousands of Dollars)
2005 Term Loan	2011	$—	$680,000
2004 Term Loan	—	475,000	—
Revolving Credit Facility	2008	25,000	—
Senior Subordinated Notes due 2009	—	190,000	—
Note payable	2018	3,915	3,717

Total		693,915	683,717
Less: amounts due within one year		198	7,009
Less: unamortized discount		10,825	1,070

Long-term debt (net of unamortized discount)		$682,892	$675,638

        2004 Term Loan.    On December 1, 2004, we completed a refinancing, which we refer to as the "2004 Refinancing." In the 2004 Refinancing, we borrowed $500,000,000 under an Amended and Restated Credit Agreement that we refer to as the 2004 Credit Agreement. The 2004 Credit Agreement included a fully-drawn $475,000,000 term loan facility and a $125,000,000 revolving credit facility under which $25,000,000 was drawn at closing. The then outstanding balance of the 2004 Term Loan was repaid in June 2005.

        2005 Term Loan.    On June 30, 2005, we completed a refinancing, which we refer to as the "2005 Refinancing." In the 2005 Refinancing, we borrowed $680,000,000 under our Amended and Restated Credit Agreement dated June 30, 2005, which we refer to as the "2005 Credit Agreement" and which consisted of a fully drawn $680,000,000 term loan facility and an undrawn $150,000,000 revolving credit facility (see Note 12). Term loan principal payments of $1,700,000 are due at each quarter end, beginning March 31, 2006, through September 30, 2011, with the remaining balance due at maturity. The term loan facility matures on December 1, 2011 and the revolving credit facility matures on October 1, 2008. Interest accrues at variable rates based, at our election, on adjusted LIBOR plus 1.75% or a prime rate-based alternate base rate (ABR) plus 0.75%. We have the option to select which rate will be applied at the beginning of each loan period, the term of which, for LIBOR borrowings, varies, at our election, from one to six months and, for alternate base rate borrowings, extends until we elect to convert to LIBOR borrowings. At December 31, 2005, the term loan was comprised of borrowings at an average rate of 6.28% for interest periods that end in March 2006 and June 2006. Interest payments are due at each quarter end for interest related to ABR borrowings and at the end of each loan period, but not less frequently than quarterly, for LIBOR borrowings.

        Senior Subordinated Notes due 2009.    On November 14, 2000, in connection with the 2000 Refinancing, we issued Senior Subordinated Notes with an aggregate face amount of $190,000,000 and a stated interest rate of 12.75%. These notes were redeemed as part of the 2005 Refinancing. These notes were issued at a discount of 3.704% and each $1,000 note was accompanied by detachable warrants (see Note 16). The warrants had an aggregate fair value at issuance of $8,360,000. Based on the relative fair values of the notes and the warrants at the time of issuance, $8,050,000 was recognized as unamortized debt discount in our balance sheet, as was the original issue discount of the notes. The debt discount was being amortized into interest expense using the effective interest method over the life of the notes. Interest payments on these notes were due semiannually on May 1 and November 1. As part of the 2005 Refinancing, we received valid tenders and consents from holders of $187,000,000 aggregate principal amount of the outstanding Notes. We redeemed the remaining $3,000,000 aggregate principal amount of outstanding Notes on November 1, 2005, at which time they were callable by us at 106.375% of their face value.

        Note Payable.    On September 1, 1998, in connection with the purchase of the operating assets of a leased travel center, we issued a note payable to the former operator of the travel center for $4,919,000. The note bears interest at 5% and requires quarterly payments of principal and interest of $98,000 through October 1, 2018. The note was recorded net of a discount of $1,875,000. This note is collateralized by a mortgage interest in the related travel center.

        Debt Extinguishments Expense and Debt Issuance Costs.    As part of the 2004 Refinancing, we amended and restated our 2000 Credit Agreement, and the borrowings thereunder. In 2004 we recognized a charge to debt extinguishment and refinancing expense of $1,699,000 and we capitalized as deferred financing costs $8,720,000 of costs associated with the additional borrowings under the 2004 Credit Agreement. As part of the 2005 Refinancing, we recognized a charge to debt extinguishment and refinancing expense of $39,566,000 and we capitalized as deferred financing costs $5,039,000 of costs associated with the additional borrowings under the 2005 Credit Agreement.

        Pledged Assets.    The borrowings under the 2005 Credit Agreement are collateralized by mortgages on substantially all of our property and equipment, liens on all of our accounts receivable and inventories and security agreements related to our cash balances and significant operating contracts.

        Change of Control.    In the event of a change in control (as defined in the relevant instruments) of the company, the total amount outstanding under the debt agreements described above may be declared immediately due and payable. See Note 24 regarding a subsequent event related to a planned change of control.

        Mandatory Prepayments.    The 2005 Credit Agreement obligates us to make annual mandatory prepayments of term loan indebtedness equal to one-half of the Excess Cash Flow (as defined in the agreement) amount generated in the previous year. No such payments were required for the years ended December 31, 2004 and 2005.

        Debt Covenants.    Under the terms of the 2005 Credit Agreement, we are required to maintain certain affirmative and negative covenants, that, among other things, limit the amount of indebtedness we can incur, limit the amount of lease payments we can make, limit the amount of dividend payments and debt prepayments we can make, limit the amount of capital expenditures we can make and require us to maintain a minimum interest coverage ratio and a maximum leverage ratio. We were in compliance with the covenants throughout 2005 and at December 31, 2005.

        Under the terms of the indenture for the Senior Subordinated Notes due 2009, until June 30, 2005, we were required to maintain certain affirmative and negative covenants that, among other things, limited our ability to incur indebtedness, pay dividends, redeem stock or sell assets or subsidiaries. We believe we were in compliance with the covenants throughout the first half of 2005, until the covenants were eliminated on June 30, 2005.

        Future Payments.    Scheduled payments of long-term debt in the next five years are $7,009,000 in 2006; $7,019,000 in 2007; $7,030,000 in 2008; $7,042,000 in 2009; and $7,054,000 in 2010.

        Fair Value.    The fair value of long-term debt at December 31, 2004 and 2005 was $723,130,000 and $683,717,000, respectively.

14.    Leasing Transactions

        As a lessee.    We have entered into lease agreements covering certain of our travel center locations, warehouse and office space, computer and office equipment and vehicles. Most long-term leases include renewal options and, in certain cases, they include escalation clauses and purchase options. Future minimum lease payments required under operating leases that had remaining noncancelable lease terms in excess of one year, as of December 31, 2005, were as follows:

Year Ending December 31,	Minimum Lease Payments
(In Thousands of Dollars)
2006	$13,504
2007	12,017
2008	11,405
2009	9,389
2010	9,137
Thereafter	72,901

$128,353

        Rent expense under our operating leases is included in both operating expenses and selling, general and administrative expenses in our consolidated statement of operations and comprehensive income (loss) and consisted of the following:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Minimum rent	$24,061	$23,780	$15,978
Contingent rent	(2,690)	(2,294)	101

Total rent expense	$21,371	$21,486	$16,079

        Contingent rent represents the increases or decreases in lease payments that result from changes after the inception of the lease in the factors on which the lease payments are based. For us, contingent rent relates to those leases that provide for increases in rent payments based on changes in the consumer price index, increases in rent payments based on the level of sales and/or operating results of the leased travel center, and changes in rent payments based on changes in interest rates, specifically LIBOR.

        As a lessor.    Twelve of the travel centers we owned were leased to franchisees under operating lease agreements during all or a portion of the year ended December 31, 2005. During 2005, two of these leases were mutually terminated, and, as a result, these travel centers were converted to company operated sites. At December 31, 2005, we had such lease arrangements in place at ten of our travel centers. Our lease agreements provide for initial terms of ten years with two renewal terms of five years each. These leases include rent escalations that are contingent on future events, namely inflation or capital improvements. Rent revenue from such operating lease arrangements totaled $7,564,000, $5,655,000 and $4,907,000 for the years ended December 31, 2003, 2004 and 2005, respectively. At December 31, 2005, the cost and accumulated depreciation of the assets covered by these lease agreements was $28,901,000 and $15,996,000, respectively. Future minimum lease payments receivable under these operating leases as of December 31, 2005 were as follows:

Year Ending December 31,	Minimum Lease Payments
(In Thousands of Dollars)
2006	$3,979
2007	3,979
2008	3,979
2009	3,979
2010	3,979
Thereafter	6,329

$26,224

15.    Redeemable Equity

        At each of December 31, 2004 and 2005, there were 177,871 and 180,305 shares, respectively, of our common stock owned by certain of our management employees. We refer to these shares of common stock as management shares. For the purchase of management shares, each of the management employees who entered into the management subscription agreement received financing from us for no more than one-half of the purchase price of the management shares. In connection with this financing each management employee executed a note in our favor and a pledge agreement. At December 31, 2004 and 2005, the aggregate principal amount of such notes due us from the management employees was $983,000 and $1,022,000, respectively, and is reflected as a reduction to the redeemable common stock balance.

        Under the terms of the management subscription agreements and other agreements governing the management shares, the management employees have rights to require us to repurchase the management shares at fair market value upon the employee's termination of employment due to death, disability or scheduled retirement. Repurchase will generally be for cash at the fair market value on the date of termination if termination is due to death or disability or scheduled retirement at or after age 62, or for cash in installments over a period of years at fair market value each year if termination is due to scheduled retirement prior to age 62. Prior to an initial public offering of our common stock, the fair market value is determined by a formula set forth in the agreement that can be modified by the Board of Directors. The formula to calculate the fair market value is (A) the product of (1) a multiplier and (2) EBITDA (as defined in our bank debt agreement) for the most recent four consecutive full fiscal quarters, plus (B) consolidated cash and cash equivalents in excess of $10,000,000, minus (C) consolidated indebtedness, divided by (D) the total number of shares of common stock outstanding on a fully diluted basis assuming full conversion and exercise of all common stock equivalents and similar stock rights.

        If there is a change of control of us which involves the sale by stockholders of their equity interest to a third party during the time that installments are being paid to the management employees, we will accelerate the installment payments at the time of the close of the change of control. In other cases of termination, we will have call rights at fair market value that generally will be exercised for cash, although in limited circumstances the call rights may be exercised by promissory note. In all cases, repurchase rights are restricted under law, credit agreements, financing documents and other contracts, and our board's good faith determination that repurchases would not cause undue financial strain on us. The 2005 Credit Agreement limits our ability to repurchase the management shares. The amount paid upon repurchase of any management shares will be reduced by the principal balance of and unpaid accrued interest on the related notes receivable. At the point in time that redemption of shares of redeemable common stock becomes probable, the fair value of the shares will be accreted to their estimated redemption value by a charge to nonredeemable stockholders' equity. Such a charge to nonredeemable stockholders' equity will occur only if our value, and therefore the fair value of our common stock, has increased. Our policy is to consider redemption of an individual stockholder's shares probable at the time that the stockholder provides notice of his or her intention to retire, dies or is declared disabled.

16.    Nonredeemable Stockholders' Equity

        Common stock and other nonredeemable stockholders' equity consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Common Stock—20,000,000 shares authorized, $0.00001 par value, 6,934,569 and 6,937,003 shares issued and outstanding at December 31, 2004 and 2005, respectively	$3	$3
Accumulated other comprehensive income	1,122	2,066
Additional paid-in capital	215,743	224,413

Total	$216,868	$226,482

        The numbers of outstanding shares of common stock in the table include the redeemable shares owned by certain of our management employees as discussed in Note 15.

Merger and Recapitalization

        On May 31, 2000, we and shareholders owning a majority of our voting stock entered into a recapitalization agreement and plan of merger, as subsequently amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates, under which TCA Acquisition Corporation agreed to merge with and into us. This merger was completed on November 14, 2000. Concurrent with the closing of the merger, we completed a series of transactions to effect a recapitalization that included the following.

  •
  TCA Acquisition Corporation issued 6,456,698 shares of common stock to Oak Hill and other institutional investors for proceeds of $205,000,000 and then merged with and into us. We incurred $3,015,000 of fees and expenses related to the issuance of these shares of common stock. These stock issuance costs were charged against additional paid-in capital.

  •
  We redeemed all shares of our common and preferred stock outstanding prior to the closing of the merger, with the exception of 473,064 shares of common stock with a market value at that time of $15,020,000 that were retained by continuing stockholders, and cancelled all outstanding common stock options and warrants, for cash payments totaling $263,153,000.

  •
  All shares of treasury stock were cancelled.

        After the transactions described above, Oak Hill owned 60.5% of our outstanding common stock, the Other Investors owned, in the aggregate, 32.7% of our outstanding common stock, Freightliner owned 4.3% of our outstanding common stock and certain members of our management owned 2.5% of our outstanding common stock. The total amount of our equity capitalization after these transactions, given the $31.75 per share merger consideration that was paid in our merger and recapitalization transactions, was $220,020,000. The transactions described above, which resulted in a change of control over us, have been accounted for as a leveraged recapitalization, as opposed to a purchase business combination, since the change of control was effected through issuance of new shares to our new control group in conjunction with a redemption of most of our then outstanding equity securities. We followed leveraged recapitalization accounting because of the significance of the ownership interest in us that was retained by continuing stockholders. In accounting for our leveraged recapitalization, we retained the historical cost bases of our assets and liabilities and consequently recorded charges totaling $178,965,000 to our equity accounts upon the redemption of equity securities. This accounting treatment contrasts with that followed in a purchase business combination, in which a company reflects the new basis in its assets and liabilities of its new control group by increasing or decreasing its historical balances based on the estimated fair values at that time and avoids the charge to equity that accompanies the redemption of equity securities.

Other Common Stock Issuances

        During the year ended December 31, 2005, we issued 2,434 shares of common stock to a member of management for cash and notes receivable (see Notes 15 and 19) aggregating $77,000.

Preferred Stock

        The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and dividend rates, conversion rights, terms of redemption, and liquidation preferences and the number of shares constituting each class or series. Our authorized capital stock includes 5,000,000 shares of preferred stock with a par value of $0.00001. No preferred stock has been issued.

Common Stock

        Voting Rights.    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders.

        Dividends.    Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available. Our debt agreements limit the amount of dividends we are able to pay.

        Liquidation Rights and Other Rights.    Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock do not have any conversion, redemption or preemptive rights.

        Repurchase Rights.    Certain members of our senior management have purchased shares of our common stock pursuant to individual management subscription agreements. We have the right to repurchase, and the employees have the right to require us to repurchase, subject to certain limitations, at fair market value, these shares of common stock upon termination of employment due to death, disability or a scheduled retirement. These shares are classified as redeemable equity in our consolidated balance sheet (see Note 15).

Registration Rights

        Under a stockholders' agreement to which all of our stockholders are party, certain of our stockholders have the right, under certain circumstances, to require us to register under the Securities Act of 1933 shares of our common stock held by them and allow them to include shares of common stock held by them in a registration under the Securities Act commenced by us.

Common Stock Warrants

        In connection with the issuance of our Senior Subordinated Notes due 2009 as part of our merger and recapitalization transactions, we issued warrants exercisable for shares of our common stock. The warrants were issued under a warrant agreement between us and State Street Bank and Trust Company (now US Bank), as warrant agent. We originally issued the warrants in connection with a private placement of 190,000 units, each unit consisting of one Senior Subordinated Note due 2009 and four warrants. Each warrant entitles its holder to purchase 0.36469 shares of our common stock at an exercise price of $0.001 per share, subject to anti-dilution adjustments under some circumstances. At the time of their issuance in November 2000, each warrant had a fair value of $11.579, or $31.75 per share for each share issuable upon the exercise of the warrants. We have no warrants outstanding other than the 760,000 warrants issued as part of the unit offering in 2000.

        Exercise of Warrants.    The warrants may be exercised at any time. However, holders of warrants will be able to exercise their warrants only if the exercise of the warrants is exempt from the requirements of the Securities Act and only if the shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdiction in which the holders reside. Unless earlier exercised, the warrants will expire on May 1, 2009.

        At our option, fractional shares of common stock may not be issued upon exercise of the warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any warrants, we will pay an amount in cash equal to the current market value per share of common stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by the fraction, computed to the nearest whole cent.

        The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain cases.

        No Rights as Stockholders.    The holders of unexercised warrants are not entitled, as such, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders of any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our stockholders.

Stock Option Plan

        During 2001, we granted to certain of our executives non-qualified options to purchase 944,881 of our common shares. The options have a term of 10 years but could be terminated earlier if certain customary events occur. Each option grant consisted of 41.67% time options and 58.33% performance options. In April 2006, we amended the option agreements, primarily affecting vesting of the performance options. Option holders have rights to require us to repurchase shares obtained by exercising vested options upon a termination of employment due to disability, death or, subject to a six month holding period, scheduled retirement, and, in certain limited cases, upon a change of control.

        Time options became exercisable with the passage of time, generally vesting 20% per year over a period of five years. As of December 31, 2005, all outstanding time options were fully vested and exercisable. The time options are subject to fixed plan accounting.

        Performance options become exercisable based on our stockholders achieving certain investment return targets. Class A and Class B performance options differ only in vesting. Class A performance options vested if the achieved internal rate of return was at least 22.5%. The Class B performance options vested on a pro-rata basis if the achieved rate of return exceeded 22.5% up to 30.0%. A measurement date was generally defined in the original option agreements as the earliest of (1) November 14, 2005, (2) specified dates following an initial public offering of our shares, or (3) the date that at least 30% of our shares owned by a specified stockholder are distributed to its limited partners or sold. The April 2006 amendments replaced the November 14, 2005 date with December 31, 2005, which was the earliest of the various possible measurement dates enumerated in the option agreements and, therefore, was the measurement date for purposes of determining the vesting of the

Class A performance options. The estimated value of our common shares as of December 31, 2005 was $86.83 per share, which resulted in a rate of return of 22.5% and, therefore, the Class A performance options were fully vested as of December 31, 2005. The April 2006 amendments also revised the measurement date for the Class B performance options such that one half of those options had a measurement date of April 6, 2006 and vested as of that date, and the other half of those options will vest on a pro-rata basis as of the date of any future change of control if the share price realized is between $102.73 and $117.83 per share. The performance options were subject to variable plan accounting and, accordingly, a non-cash charge to earnings was required when it became probable that the performance triggers for such options would be achieved. Until the fourth quarter of 2005, we did not believe it was probable the performance triggers would be achieved. For the year ended December 31, 2005, a charge to compensation expense of $8,670,000 was recognized with respect to the Class A performance options that vested effective December 31, 2005.

        We accounted for the stock options under the recognition and measurement principles of both APB 25 and FAS 123R. The time options and Class A performance options were accounted for under APB 25. There was no compensation expense related to the time options. Share based compensation expense was recognized with respect to the Class A performance options through the end of the related vesting period in December 2005. As the amendments to the Class B performance options were made after January 1, 2006, the date we adopted FAS 123R (see Note 2), the recognition of share based compensation expense related to those options is subject to the requirements of FAS 123R (see Note 4).

        Stock Option Status Summary.    The following table reflects the status and activity of options under our stock plans:

	Year Ended December 31,
	2003	2004	2005
Options outstanding, beginning of year	944,881	944,881	939,375
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	(5,506)	—

Options outstanding, end of year	944,881	939,375	939,375

Options exercisable, end of year	236,220	309,454	546,032
Options available for grant, end of year	—	—	—
Weighted-average remaining contractual life of options outstanding, in years	7	6	5

        The exercise price was $31.75 per share for all outstanding options as of December 31, 2003, 2004 and 2005.

17.    Income Taxes

        The provision for income taxes was as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Current:
Federal	$56	$210	$(135)
State	1,065	2,264	1,249
Foreign	63	24	(40)

	1,184	2,498	1,074

Deferred:
Federal	3,587	7,333	1,341
State	76	(1,359)	(44)
Foreign	(128)	—	(62)

	3,535	5,974	1,235

Total	$4,719	$8,472	$2,309

        The difference between taxes calculated at the U. S. federal statutory tax rate of 35% and our total income tax provision is as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
U.S. federal statutory rate applied to income before taxes and extraordinary items	$4,852	$8,167	$75
State income taxes, net of federal income tax benefit	768	113	781
Non-deductible meals and entertainment expenses	187	214	236
Non-deductible loss related to seized funds	—	—	1,810
Other non-deductible expenses	26	58	126
Benefit of tax credits	(358)	(358)	(438)
Adjustment of estimated prior year tax liabilities	(650)	210	(166)
Taxes on foreign income at different than U.S. rate	(2)	(31)	(113)
Other—net	(104)	99	(2)

Total	$4,719	$8,472	$2,309

        For 2003, income tax benefits of $164,000 allocated to the cumulative effect of a change in accounting principle of $417,000 differ from the amount calculated at the federal statutory rate of 35% by $18. This difference is due to state taxes and graduated tax rates.

        Deferred income tax assets and liabilities resulted from the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Deferred tax assets:
Accounts receivable	$614	$652
Inventory	569	659
Intangible assets	5,269	2,480
Deferred revenues	2,299	1,957
Minimum tax credit	3,001	3,455
Net operating loss carryforward (expiring 2020-2024)	20,321	16,759
Foreign tax credit carryforwards	—	111
General business credits (expiring 2009-2025)	5,680	6,357
Other accrued liabilities	9,691	12,544

Total deferred tax assets	47,444	44,974

Deferred tax liabilities:
Property and equipment	(36,882)	(35,547)
Other comprehensive income	(403)	(823)

Total deferred tax liabilities	(37,285)	(36,370)

Net deferred tax assets	$10,159	$8,604

        The following table sets forth the composition of our federal net operating loss carryforwards by expiration date.

Year of Expiration	Amount of Net Operating Loss
(In Thousands of Dollars)
2020	$16,870
2021	27,897
2022	248
2023	81
2024	74

Total net operating loss carryforward	$45,170

        Realization of our net deferred tax assets is dependent on future taxable income. We believe it is more likely than not such net deferred tax assets will be realized and, accordingly, we have not recognized a valuation allowance with respect to our net deferred tax assets. Most of our net operating loss carryforwards were generated in 2000 and 2001. The net operating loss in 2000 resulted from the significant level of expenses recognized as a result of the merger and recapitalization transactions in November 2000. For 2001, the net operating loss primarily resulted from the relatively higher ratio of interest and depreciation deductions to our operating income. The trend since then for these items relative to operating income has been downward and is expected to continue decline, enabling us to generate sufficient taxable income to utilize our net operating loss carryforwards. However, ultimate realization of our net deferred tax assets could be negatively affected by market conditions and other variables not known or anticipated at this time.

        Our federal income tax returns for 2002 through 2005 are subject to examination by the Internal Revenue Service, or IRS, and certain of our state income tax returns for various states for various years from 2001 through 2005 are subject to examination by the respective state tax authorities. We believe we have made adequate provision for income taxes and interest that may become payable for years not yet examined.

18.    Equity Investment

        We owned a 21.5% of the voting stock of Simons Petroleum, Inc., a privately held company that is a diversified marketer of diesel fuel and other petroleum products to trucking fleets and other customers in the energy-related and trucking industries, until April 9, 2004 when we sold the Simons shares we owned. The carrying value of this investment, which was included in other noncurrent assets in our consolidated balance sheet, as of December 31, 2003 was $7,462,000. The equity income earned from this investment for the years ended December 31, 2003 and 2004 was $764,000 and $194,000, respectively. Summarized condensed financial information of this investee follows. In the tables below, income statement data for 2004 is shown for the three months ended March 31, 2004, and balance sheet data is shown as of March 31, 2004, as that was the last full month prior to the sale of our investment in Simons.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004
	(In Thousands of Dollars)
Income statement data:
Total revenues	$523,027	$144,507
Gross profit	25,483	7,530
Income from continuing operations	2,665	1,072
Net income	2,665	1,072

        After the sale on April 9, 2004, Simons was no longer an equity investee of ours and, therefore, no longer a related party. The following disclosures include transactions and balances related to our business activities with Simons only for the period while we were a Simons stockholder. During the year ended December 31, 2003 and the period from January 1, 2004 through April 9, 2004, diesel fuel provided by Simons accounted for $228,827,000 and $70,652,000, respectively, of our cost of goods sold and we made sales of diesel fuel to Simons in the amounts of $3,328,000 and $152,000, respectively. We also leased a travel center from Simons and the rent expense related to this travel center for the years ended December 31, 2003 and the period from January 1, 2004 through April 9, 2004 was $408,000 and $102,000 respectively.

        We received cash proceeds from the sale of our Simons shares of $9,073,000. This sale represented a prepayment event under the 2000 Credit Agreement and, therefore, in April 2004 we made a mandatory prepayment of our term loan borrowings in the amount of $9,073,000. The merger agreement pursuant to which we sold these shares provided two opportunities for us to receive additional sales proceeds in late 2005: an additional $921,000 based on Simons achieving specified earnings targets, and an additional $1,053,000 if certain conditions were met and certain representations and warranties were maintained. Due to the uncertainty surrounding the future realization of these receivables, the gain on sale we recognized in 2004 of $1,615,000 did not reflect these amounts. However, during the third quarter of 2005, the conditions to receive these funds were met, the funds were received and, accordingly, we recognized the related $1,974,000 as gain on sale of investment during the third quarter of 2005.

19.    Related Party Transactions

        Certain members of our senior management have purchased common stock pursuant to management subscription agreements (see Note 16—Repurchase Rights). As a result of such purchases, we have notes and related interest receivable from the management stockholders totaling $1,514,000 and $1,639,000 at December 31, 2004 and 2005, respectively. We also had, until April 2004, transactions with an equity investee that are described in Note 18.

20.    Commitments and Contingencies

Guarantees

        In the normal course of business we periodically enter into agreements that incorporate indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that any potential indemnification is not expected to have a material adverse effect on our consolidated financial position or result of operations. We also offer a warranty of our workmanship in our truck maintenance and repair shops, but the annual warranty expense and corresponding liability are immaterial.

Environmental Matters

        Our operations and properties are extensively regulated through environmental laws and regulations ("Environmental Laws") that (i) govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances"), or (ii) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances. We own and use underground storage tanks and aboveground storage tanks to store petroleum products and waste at our travel centers. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable requirements of Environmental Laws. While the costs of compliance for these matters have not had a material adverse impact on us, it is impossible to predict accurately the ultimate effect changing laws and regulations may have on us in the future. We incurred capital expenditures, maintenance, remediation and other environmental related costs of approximately $4,750,000, $4,365,000 and $7,299,000 in the years ended December 31, 2003, 2004 and 2005, respectively.

        We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at company-owned travel centers in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations, or compliance costs incurred in connection with these violations or corrective actions, will be material to our results of operations or financial condition. We are conducting investigatory and/or remedial actions with respect to releases of Hazardous Substances at a number of our sites. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these properties, individually or in the aggregate, will be material to our results of operations or financial condition.

        While the matters discussed above are, to the best of our knowledge, the only proceedings for which we are currently exposed to potential liability, we cannot be certain that additional contamination does not exist at these or additional network properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, and this could have a material adverse effect on us.

        Under the environmental agreement entered into as part of the acquisition of the BP network, BP is required to provide indemnification for, and conduct remediation of, certain pre-closing environmental conditions. Until January 2004, Unocal similarly was required to provide indemnification for, and conduct remediation of, certain environmental conditions that existed prior to our April 1993 acquisition of the Unocal network. In January 2004, a Buy-Out Agreement between Unocal and us became effective and Unocal's obligations to us under the April 1993 environmental agreement were terminated. In consideration for releasing Unocal from its obligations under the environmental agreement, Unocal paid us $2,609,000 of cash, funded an escrow account with $5,415,000 to be drawn on by us as we incur related remediation costs, and purchased insurance policies that cap our total future expenditures for these matters at $9,648,000 and provide protection against significant unidentified matters that existed prior to April 1993. We are now responsible for all remediation at the former Unocal sites that we still own. We estimate the costs of the remediation activities for which we assumed responsibility from Unocal in January 2004 to be approximately $8,248,000 which amount we expect will be fully covered by the cash received from Unocal and reimbursements from state tank funds. Accordingly, we recognized no income or expense as a result of entering into the Unocal Buy-Out Agreement. Of the cash paid to us by Unocal, $1,000,000 was to reimburse us for the future costs of administering the remediation projects assumed from Unocal and was recorded as a deferred credit that will be recognized to offset our costs as the related remediation activities are completed.

        We have obtained insurance of up to $35,000,000 for known environmental liabilities (which includes the insurance coverage purchased by Unocal as described above) and up to $40,000,000 for unknown environmental liabilities, subject, in each case, to certain limitations and deductibles. While it is not possible to quantify with certainty the environmental exposure, in our opinion, the potential liability, beyond that considered in the reserve we have recorded, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or cash flows.

        At December 31, 2005, we had a reserve for environmental matters of $11,536,000, a receivable for expected recoveries of certain of these estimated future expenditures and cash in an escrow account to fund certain of these estimated future expenditures, leaving an estimated net amount of $2,979,000 to be funded from future operating cash flows. The following table sets forth the various amounts recorded in our consolidated balance sheet as either current or noncurrent assets or liabilities.

As of December 31, 2005
(In Thousands of Dollars)
Gross liability for environmental matters:
Included in the accrued liabilities balance	$4,173
Included in the noncurrent liabilities balance	7,363

Total recorded liabilities	11,536
Less—expected recoveries of future expenditures:
Included in the accounts receivable balance	1,911
Included in the other noncurrent assets balance	1,751
Less-cash in escrow account included in other noncurrent assets	4,895

Net environmental costs to be funded by future operating cash flows	$2,979

        The following table sets forth the estimated gross amount of the cash outlays related to the matters for which we have accrued the environmental reserve. These cash expenditure amounts do not reflect any amounts for the expected recoveries as we cannot accurately predict the timing of those cash receipts. These estimated future cash disbursements are subject to change based on, among other things, changes in the underlying remediation activities and changes in the regulatory environment.

Year Ending December 31,	Estimated Gross Future Expenditures
(In Thousands of Dollars)
2006	$4,173
2007	2,908
2008	1,396
2009	1,072
2010	682
Thereafter	1,305

$11,536

Pending Litigation

        On December 7, 2005, the IRS seized approximately $5,325,000 from our bank account pursuant to a seizure warrant alleging that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of ours in space leased from us at three of our travel centers in Maryland. A complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and we filed a statement of interest in the seized funds and an answer denying liability. To date there has been only an informal discovery process between us and the U.S. Attorney and a trial date has not been set. We are prepared to vigorously defend against the complaint for forfeiture and believe that we have meritorious defenses to the claims made by the IRS with respect to the full amount seized, which, should we be successful, would result in the return to us of the seized funds. However, due to our loss of control over those assets, we have expensed the full amount seized in December 2005. This charge was included in operating expenses in our statement of operations and comprehensive income (loss). Any amounts recovered in the future would increase our operating income in the period received. It is reasonably possible that the IRS could ultimately prevail in its claim for some portion or all of the amount seized. We have been indemnified by the game vendor and expect to recover any losses in this matter from the game vendor, but it is uncertain that we would be able to recover all or a portion of our losses from the game vendor and a receivable for any indemnification proceeds has not been recognized as of December 31, 2005.

        We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. With the exception of the matter described above, we believe we are currently not involved in any litigation, individually or in the aggregate, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

21.    Derivative Financial Instruments and Hedging Activities

        We attempt to manage the risk arising from changes in interest rates by using derivative financial instruments such as interest rate swaps. On August 31, 2005, we entered into five interest rate swap agreements with an aggregate notional principal amount of $272,000,000 to exchange our variable rate of LIBOR plus 1.75% with a fixed interest rate of between 4.12% and 4.135%. The swap agreements mature on September 1, 2006. Payments due to or from us under the swap agreements are due quarterly on December 1, March 1, June 1 and September 1. The counterparties to these swap agreements are five of the largest U.S. banks, each of which is a lender under the 2005 Credit Agreement. We had no swap agreements in place throughout 2003 and 2004 and as of December 31, 2004.

        To qualify for hedge accounting, derivative contracts must meet defined correlation and effectiveness criteria, be designated as hedges and result in cash flows and financial statement effects which substantially offset those of the position being hedged. Amounts receivable or payable under derivative financial instrument contracts, when recognized, are reported in our consolidated balance sheet. Pursuant to the provisions of FAS 133, we determined that the interest rate swap agreements were 100% effective and qualified for cash flow hedge accounting.

        During the year ended December 31, 2005, the fair value of the swap agreement increased from inception through December 31, 2005, resulting in the recognition of an asset of $1,021,000 and an increase in other comprehensive income of $674,000 (net of tax).

22.    Other Information

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Operating expenses and Selling, general and administrative expenses included the following:
Repairs and maintenance expenses	$13,430	$12,361	$12,866
Advertising expenses	$4,715	$5,885	$8,650
Taxes other than payroll and income taxes	$8,611	$8,350	$9,629
401(k) plan contribution expense	$1,707	$1,577	$2,254
Expense related to loss of control of seized funds	$—	$—	$5,325
Interest and other financial costs, net consisted of the following:
Cash interest expense	$(42,053)	$(40,795)	$(44,371)
Cash interest income	96	320	579
Capitalized interest	—	—	312
Amortization of discount on debt	(1,481)	(1,704)	(1,130)
Amortization of deferred financing costs	(3,440)	(3,882)	(3,908)

Interest and other financial costs, net	$(46,878)	$(46,061)	$(48,518)

Other income (expense), net consisted of the following:
Equity in earnings of affiliate	$764	$194	$—
Gain on sale of investment	—	1,615	1,974
Debt extinguishment and refinancing expenses	—	(1,699)	(39,566)

Other income (expense), net	$764	$110	$(37,592)

23.    Supplemental Cash Flow Information

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Revolving loan borrowings	$458,100	$337,400	$259,000
Revolving loan repayments	(466,900)	(326,000)	(284,000)

Revolving loan borrowings (repayments), net	$(8,800)	$11,400	$(25,000)

Cash paid during the year for:
Interest (net of amount capitalized)	$39,645	$41,815	$47,537
Income taxes (net of refunds)	$635	$1,611	$1,256
Inventory, property and equipment, and goodwill received in liquidation of trade accounts and notes receivable	$1,226	$637	$616
Notes received upon common stock issuance	$—	$—	$38

24.    Subsequent Event

        On September 15, 2006, we and stockholders owning a majority of our voting stock entered into an agreement and plan of merger with Hospitality Properties Trust ("HPT"), pursuant to which HPT, through a subsidiary, will acquire 100% of our outstanding common stock for approximately $1.9 billion and HPT's subsidiary will merge with and into us. The merger is expected to occur in 2007. Upon the closing, our business will be restructured. The principal effect of the restructuring will be that we will become a 100% subsidiary of TravelCenters of America LLC, a subsidiary of HPT, and that subsidiaries of HPT that we do not own will own the real estate of substantially all of the travel centers we currently own and we will enter into a lease of that real estate. We expect to retain the balance of our tangible and intangible assets and will continue our operations. After the restructuring, HPT, a publicly owned real estate investment trust, will spin off the shares of TravelCenters of America LLC to its common shareholders and TravelCenters of America LLC, which will be our parent after the acquisition and restructuring, will be a publicly owned company.

Schedule II—Valuation and Qualifying Accounts
for the Years Ended December 31, 2003, 2004 and 2005

	Balance at Beginning of Period	Charged (Credited) To Income	Charged to Other Accounts	Deductions from Reserves		Balance at End of Period
	(In Thousands of Dollars)
Year Ended December 31, 2003:
Deducted from accounts and notes receivable for doubtful accounts	$2,409	$1,180	$—	$(1,593	)(a)	$1,996
Year Ended December 31, 2004:
Deducted from accounts and notes receivable for doubtful accounts	$1,996	$307	$—	$(697	)(a)	$1,606
Year Ended December 31, 2005:
Deducted from accounts and notes receivable for doubtful accounts	$1,606	$975	$—	$(866	)(a)	$1,715

(a)
Uncollectible accounts and notes receivable charged off, net of amounts recovered.

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

II-1

QuickLinks

  Item 8.01. Other Events.
WARNING CONCERNING FORWARD LOOKING STATEMENTS
  Item 9.01. Financial Statements and Exhibits.
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
SIGNATURES
Hospitality Properties Trust Introduction to Unaudited Pro Forma Financial Statements
Hospitality Properties Trust Unaudited Pro Forma Consolidated Balance Sheet As of September 30, 2006 (dollars in thousands)
Hospitality Properties Trust Unaudited Pro Forma Consolidated Statement of Income For the nine months ended September 30, 2006 (in thousands, except per share data)
Hospitality Properties Trust Unaudited Pro Forma Consolidated Statement of Income For the year ended December 31, 2005 (in thousands, except per share data)
Hospitality Properties Trust Notes to Unaudited Pro Forma Financial Statements (dollars in thousands)
TravelCenters of America, Inc. Unaudited Consolidated Balance Sheet
TravelCenters of America, Inc. Unaudited Consolidated Statement of Operations and Comprehensive Income (Loss)
TravelCenters of America, Inc. Unaudited Consolidated Statement of Cash Flows
TravelCenters of America, Inc. Unaudited Consolidated Statement of Nonredeemable Stockholders' Equity
TravelCenters of America, Inc. Selected Notes to Unaudited Consolidated Financial Statements Nine Months Ended September 30, 2005 and 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TravelCenters of America, Inc. Consolidated Balance Sheet
TravelCenters of America, Inc. Consolidated Statement of Operations and Comprehensive Income (Loss)
TravelCenters of America, Inc. Consolidated Statement of Cash Flows
TravelCenters of America, Inc. Consolidated Statement of Nonredeemable Stockholders' Equity
TravelCenters of America, Inc. Notes to Consolidated Financial Statements Years Ended December 31, 2003, 2004 and 2005
Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2004 and 2005